Exhibit 10.33

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

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Development and License Agreement

THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is entered into as of January 14, 2011 (the “Effective Date”) by and between PACIRA PHARMACEUTICALS, INC., a California corporation having an address at 10450 Science Center Drive, San Diego, CA 92121, USA (“Pacira”) and NOVO NORDISK AS, a Danish corporation having an address at Novo Allé, 2880 Bagsvaerd, Denmark (“Novo Nordisk”).

RECITALS

WHEREAS, Pacira is a biopharmaceutical company specializing in the discovery, development and commercialization of DepoFoam® a proprietary injectable sustained-release delivery system and was founded in 2007 through the acquisition of the former SkyePharma PLC injectable business;

WHEREAS, Novo Nordisk is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Pacira (formerly SkyePharma) and Novo Nordisk have entered into a Feasibility Agreement dated as of [**]; and

WHEREAS, Novo Nordisk desires to obtain, and Pacira is willing to grant to Novo Nordisk, an exclusive, worldwide license to Pacira’s proprietary DepoFoam® delivery system in order to develop and commercialize formulations of [**] (as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions and Interpretation

1.1 The following words have the following meaning when used in this Agreement.

“Affiliate” means any corporation, company, partnership, joint venture or other entity which Controls, is Controlled by, or is under common Control with a Party, as the case may be. For the purpose of this definition, “Control” of an entity means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question. For purposes of this definition, Novo A/S and the Novo Nordisk Foundation and their affiliates (other than Novo Nordisk and its subsidiaries) are not considered Affiliates of Novo Nordisk.

“Auditor” shall have the meaning provided in Section 8.6.

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“BLA” means a Biological License Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder and any corresponding or equivalent foreign application or registration.

“Commercially Reasonable Efforts” means such application of effort and resources by the relevant Party as would be consistent with its actions in respect of a product or compound Controlled by such Party, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a product, issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product’s entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors, but explicitly not taking into account any financial obligations that would be owed to Pacira under this Agreement. For Novo Nordisk, Commercially Reasonable Efforts may also take into account that Novo Nordisk has internal development projects for [**]. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party will not be deemed to have failed to use its Commercially Reasonable Efforts in performing such responsibilities.

“Completion of the Technology Transfer” means the date when Novo Nordisk has [**] of the Licensed Product [**].

“Confidential Information” of a Party means trade secrets or confidential or proprietary information, whether written, oral or in any other form, designated as such in writing (e-mail is sufficient) by such Party, including by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by such Party to the other Party. Confidential Information disclosed in oral form shall be deemed Confidential Information only to the extent that it is confirmed in writing to the other Party within twenty (20) days after the date of oral disclosure. Notwithstanding the foregoing, for purposes of this Agreement, the Parties acknowledge and agree that Novo Nordisk Confidential Information shall include all information specifically regarding [**], including Formulation Intellectual Property, and Pacira Confidential Information shall include all Manufacturing Information, in each case whether or not marked or otherwise identified as trade secrets or confidential or proprietary information. Notwithstanding the foregoing, any Know-How related to methods or processes for making formulations of [**] with DepoFoam arising from activities performed under this Agreement using or based on Manufacturing Information shall be subject to the same use restrictions and confidentiality obligations imposed by this Agreement with respect to Manufacturing Information, including the marking obligations set forth in Section 12.1(b). “Confidential Information” shall also include information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any Proprietary Information (as defined in the Confidentiality Agreement) disclosed by either Party pursuant to the

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Confidentiality Agreement and any Confidential Information (as defined in the Feasibility Agreement) disclosed by either Party pursuant to the Feasibility Agreement (in each case, which information shall be deemed to be the disclosing Party’s Confidential Information hereunder). In addition, the term “Confidential Information” includes:

(a) confidential and proprietary technical and commercial information, Know-How, drawings, specifications, models and/or designs relating to the development, manufacture, production, registration, promotion, distribution, marketing, performance or sale of the License Product;

(b) confidentiality and proprietary information concerning business transactions or associations, including other technical or commercial co-operation and collaborative arrangements or financial arrangements with other persons or bodies or customers or licensors or licensees;

(c) all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code or language relating to Licensed Product;

(d) all non-public data and proprietary Know-How relating to the Licensed Product;

(e) any biological, chemical or physical materials provided under this Agreement in relation to the Licensed Product;

(f) any reports provided under this Agreement;

(g) that portion of any notes, analyses, compilations, studies, interpretations, memoranda or other documents prepared by the receiving Party or its Representatives (as defined in Section 12.1) which contain, reflect or are based upon, in whole or in part, any Confidential Information furnished to the receiving Party or its Representatives pursuant to this Agreement; and

(h) the terms of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated [**].

“Control” or “Controlled” means with respect to a particular item, material, information or Intellectual Property, the possession of the right (whether through ownership or license (other than by operation of this Agreement) or control over an

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Affiliate with such right) to grant licenses or sublicenses as provided herein to the other Party without violating the terms of any agreement with any Third Party.

“Cover” or “Covered by” means, with respect to Licensed Product, in the absence of ownership or a license granted under an Issued Patent Claim, that the manufacture, use, offer for sale, sale or importation of such Licensed Product would infringe such Issued Patent Claim.

“DepoFoam” means Pacira’s proprietary injectable sustained release delivery system (multivesicular liposomes).

“DMF” means drug master file (as such term is defined in 21 C.F.R. Part 314.420).

“EMA” means the European Medicines Agency or any successor agency thereto.

“Existing Third Party License” has the meaning given in Section 2.9.

“Feasibility Agreement” means that certain Feasibility Agreement dated as of [**] entered into between the Parties, as amended to date.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“First Commercial Sale” means, in a country, the first commercial sale in that country by Novo Nordisk or its Affiliates or a sublicensee of a Licensed Product to a Third Party following receipt of marketing approval to sell such Licensed Product in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, any non-registrational studies, or any similar instance where the Licensed Product is sold at cost or supplied without charge such as clinical supplies, free samples (promotional or otherwise) or as donations (for example to non-profit institutions or government agencies for a non-commercial purpose) shall not constitute a First Commercial Sale.

“Formulation Intellectual Property” means all (a) Know-How arising from activities performed under this Agreement regarding formulations of [**] with DepoFoam and/or methods or processes for making or using such formulations, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Pacira and/or its Affiliates and/or by the employees, agents or consultants of Novo Nordisk and/or its Affiliates, and (b) Patent Rights that claim or are directed to the foregoing Know-How. In addition, Novo Nordisk agrees that all Know-How related to methods or processes for making formulations of [**] with DepoFoam arising from activities performed under this Agreement by Pacira and/or Novo Nordisk using or based on Manufacturing Information (i) will be subject to the same use restrictions and confidentiality obligations imposed by this Agreement with respect to

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Manufacturing Information, and (ii) any sublicensing of such Know-How by Novo Nordisk to any Third Parties shall be subject to the same restrictions on sublicensing of Manufacturing Information by Novo Nordisk to Third Parties as set forth in Section 2.7 of this Agreement.

“FTE Costs” shall have the meaning provided in Section 4.5(b).

“Intellectual Property” means Know-How and Patent Rights.

“Issued Patent Claim” means, on a country by country basis, a claim of an issued patent within the Licensed Patents, Formulation Intellectual Property or Joint Technology that has not:

(i) lapsed, expired, been formally disclaimed by written submission to any US or foreign patent office, withdrawn, cancelled or abandoned; or

(ii) been held revoked, invalid or unenforceable in an unappealable or unappealed decision of a court or other body of competent jurisdiction.

If there should be two or more decisions within the same country which are conflicting with respect to the invalidity or unenforceability of the same claim, the unappealed or unappealable decision of the highest tribunal shall thereafter control.

“Joint Technology” shall have the meaning provided in Section 9.2.

“JPC” means the Joint Patent Committee as defined in Section 5.5(a).

“JSC” means the Joint Steering Committee as defined in Section 5.1(a) and as further described in Article 5.

“Know-How” means ideas, concepts, discoveries, inventions, developments, trade secrets, know-how, techniques, methodologies, modifications, innovations, improvements, designs and design concepts, technical information, expertise, processes, specifications, formulas, procedures, protocols, and data, results and other information.

“Licensed Know-How” means Know-How included within Pacira Background Intellectual Property or Pacira Foreground Intellectual Property. For purposes of clarity, Licensed Know-How does not include Know-How which (i) at the time of disclosure by Pacira to Novo Nordisk was already in the public domain through no wrongful act of Novo Nordisk; (ii) prior to the disclosure by Pacira to Novo Nordisk, or the development by Pacira or Novo Nordisk under this Agreement, was already in Novo Nordisk’s possession from a Third Party source that was under no obligation to Pacira to keep such information confidential, or from Pacira without any obligation of confidentiality on the part of Novo Nordisk; or (iii) was developed independently by Novo Nordisk outside of this Agreement, without the assistance of Pacira and without any use of Confidential Information Controlled by Pacira.

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“Licensed Product” means any pharmaceutical formulation of [**] suitable for administration to humans where such formulation is comprised of [**], as the sole active ingredient, formulated using DepoFoam.

“Licensed Patents” means any Patent Rights included within the Pacira Background Intellectual Property or Pacira Foreground Intellectual Property.

“[**]” means Novo Nordisk’s proprietary, [**].

“Major Market Country(ies)” means any of the United States, United Kingdom, Germany and France.

“Manufacturing Cost” means fully burdened internal and external costs of manufacturing a Licensed Product excluding the API in the Licensed Product (as this will be supplied by Novo Nordisk free-of-charge), consisting of the following: (a) internal costs and charges, direct costs and charges, including direct manufacturing plant overhead charges reasonably allocable to the Licensed Product, related to the manufacture, packaging and shipment of the Licensed Product, and shall exclude (i) costs and charges related to or occasioned by unused manufacturing capacity; (ii) the manufacture of other products at Pacira’s facilities; (iii) amortization of property, plant or equipment not specifically related to manufacturing of the Licensed Product, and (iv) allocation of general corporate overhead; and (b) with regard to external costs and charges these shall include the actual invoiced costs and charges of suppliers of goods and services directly related to the manufacture and shipment of the Licensed Product. Manufacturing Cost shall be determined on an accrual basis in accordance with GAAP, applied on a basis consistent in the annual audited financial statements.

“Manufacturing Information” means information provided by Pacira to Novo Nordisk specifically regarding the manufacture and analysis [**] of DepoFoam. For purposes of clarity, all Know-How related to methods or processes for making formulations of [**] with DepoFoam arising from activities performed under this Agreement by Pacira and/or Novo Nordisk using or based on Manufacturing Information shall be Formulation Intellectual Property.

“NDA” means a New Drug Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder and any corresponding or equivalent foreign application or registration.

“Net Sales” shall be calculated in the same manner as Novo Nordisk calculates Net Sales reported to its shareholders and shall mean all revenues, recognized in accordance with the International Financial Reporting Standards applied on a consistent basis, from the sale of Licensed Product by Novo Nordisk or its Affiliates or its sublicensees to Third Parties, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated:

(a) credits or allowances actually granted for damaged Licensed Product, returns or rejections of Licensed Product, price adjustments and billing errors;

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(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d) commissions allowed or paid to Third Party distributors, brokers or agents with respect to the distribution of Licensed Product, other than sales personnel, sales representatives and sales agents employed by Novo;

(e) transportation costs, including insurance, for outbound freight related to delivery of Licensed Product to the extent included in the gross amount invoiced; and

(f) sales taxes, VAT taxes and other taxes directly linked to the sales of Licensed Product to the extent included in the gross amount invoiced.

Net Sales shall not include sales to Affiliates or to contractors, or sub-licensees engaged by or partnered with Novo Nordisk to develop, promote, co-promote, market, sell or otherwise distribute the Licensed Product, solely to the extent that such Affiliate, contractor or sub-licensee purchasing the Licensed Product intends to resell such Licensed Product to a Third Party. However, subsequent sales of Licensed Product by such Novo Nordisk Affiliates, contractors, or sub-licensees to a Third Party shall be included in the Net Sales when sold in the market for end-user use.

Monetary conversion from the currency of a country outside the U.S. in which a Licensed Product is sold into U.S. dollars shall be calculated at the rates of exchange used by Novo Nordisk in producing its quarterly and annual reports to its shareholders, as confirmed by Novo Nordisk’s independent registered public accountants.

“New Dosing Duration” shall be determined by reference to the duration of the Licensed Product in the NDA or BLA or the Regulatory Approval, in which case the new Licensed Product shall have new [**] dosing duration. For example, if Licensed Product has [**] would be a New Dosing Duration.

“Novo Nordisk Competitor” means an entity listed in Exhibit B, and their respective Affiliates. Novo Nordisk may update this list (by adding or deleting entities) every six (6) month(s) (if at all), upon Novo Nordisk providing reasonable documentation in writing to Pacira that an entity has initiated development of, or acquired technology for, the production or delivery of therapeutic drug products containing [**]. Any entity listed in

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Exhibit B that ceases to develop, or own or have a license to technology for, therapeutic drug products containing [**] shall no longer be deemed a Novo Nordisk Competitor for purposes of this Agreement and shall be removed from Exhibit B.

“Novo Nordisk Background Intellectual Property” means (a) Know-How that relates solely to [**] and is Controlled by Novo Nordisk as of the Effective Date or thereafter during the term of this Agreement, which is either conceived by Novo Nordisk independently during the term of this Agreement or that is licensed or acquired from a Third Party by Novo Nordisk during the term of this Agreement and that is necessary or useful for or used in connection with the activities performed under this Agreement during the term of this Agreement, and (b) Patent Rights Controlled by Novo Nordisk that claim or are directed to the foregoing Know-How.

“Novo Nordisk Foreground Intellectual Property” means (a) Formulation Intellectual Property, (b) Joint Technology, and (c)(i) all Know-How arising from activities performed under this Agreement, solely relating to [**], its method(s) of production and/or its method(s) of use, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Pacira and/or its Affiliates and/or by the employees, agents or consultants of Novo Nordisk and its Affiliates, and (ii) Patent Rights that claim or are directed to the Know-How described in the foregoing clause (i).

“Novo Nordisk Intellectual Property” means Novo Nordisk Background Intellectual Property and Novo Nordisk Foreground Intellectual Property.

“Out-of-Pocket Costs” shall have the meaning provided in Section 4.5(b).

“Pacira Change of Control” means (a) the acquisition (through a merger, consolidation or similar transaction(s)) by a Novo Nordisk Competitor of beneficial ownership of any capital stock of Pacira if, immediately after such acquisition, such Novo Nordisk Competitor beneficially owns more than 50% of the voting securities of Pacira or the surviving entity (excluding any acquisition by any employee benefit plan or related trust sponsored or maintained by Pacira); or (b) the sale, transfer, assignment or other disposition of all or substantially all of the assets of Pacira, including any Pacira Intellectual Property, to a Novo Nordisk Competitor.

“Pacira Background Intellectual Property” means (a) Know-How that relates to DepoFoam, its method(s) of production and/or use, and is Controlled by Pacira as of the Effective Date or thereafter during the term of this Agreement, which is either conceived by Pacira independently during the term of this Agreement or that is licensed or acquired from a Third Party by Pacira during the term of this Agreement, and that is necessary or useful for or used in connection with the activities performed under this Agreement during the term of this Agreement, and (b) Patent Rights Controlled by Pacira that claim or are directed to the foregoing Know-How. For purposes of clarity, “Pacira Background Intellectual Property” includes the DepoFoam manufacturing process as described in [**],

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which was exemplified using the [**], and optimization of such manufacturing process under this Agreement, but excludes any delivery system, technology or process independently developed, licensed or acquired by Pacira that uses a substantially different process and/or equipment (it being understood that optimization of the manufacturing process described above in the course of process development under this Agreement would not be considered a substantially different process). “Pacira Background Intellectual Property” also excludes Intellectual Property that is solely relating to a Third Party’s proprietary active agent.

“Pacira Foreground Intellectual Property” means (a) Know-How arising from activities performed under this Agreement solely relating to DepoFoam its method(s) of production and/or use, whether conceived, discovered, reduced to practice or writing, generated or developed by the employees, agents or consultants of Pacira and its Affiliates and/or by the employees, agents or consultants of Novo Nordisk and its Affiliates, and (b) Patent Rights that claim or are directed to the foregoing Know-How.

“Pacira Intellectual Property” means Pacira Background Intellectual Property and Pacira Foreground Intellectual Property.

“Pacira Marks” shall have the meaning provided in Section 9.7(b).

“Party” means Pacira or Novo Nordisk. If either Party assigns this Agreement to any of its Affiliates in accordance with and subject to Section 14.7, “Party” shall include such Affiliate of such Party.

“Patent Authority” means a governmental, intergovernmental, or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.

“Patent Rights” means all patents and patent applications, and any and all continuations, continuations-in-part, divisionals, utility models, extensions (including extensions under the U.S Patent Term Restoration Act, extensions of patents under the Japanese Patent Law and Supplementary Protection Certificates), renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all patents issuing there from and any and all foreign counter-parts thereof.

“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the U.S.

“Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation) or the equivalent human clinical trial outside the U.S.

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“Phase 3 Clinical Trials” means a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part 312.21(c) (or its successor regulation) or the equivalent human clinical trial outside the U.S. For purposes of Section 3.2, a Phase 3 Clinical Trial shall include any pivotal trial that is officially designated as a phase 3 trial with the Regulatory Authority having jurisdiction, or that is intended to serve to gather any of the pivotal data that (if favorable) would support Regulatory Approval (regardless of whether such trial is denominated “Phase 2”, “Phase 3”, “Phase 2/3” or otherwise denominated).

“Quality Agreement” means the agreement to be entered into between the Parties after the date hereof as further described in Section 4.8. For purposes of clarity, the Quality Agreement, and each Party’s rights and obligations thereunder, shall not become effective unless and until mutual agreement of the Parties on final terms of such Quality Agreement.

“Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of a Regulatory Authority.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use, import, transport and/or sale of a Licensed Product in such jurisdiction.

“Royalty Term” shall have the meaning provided in Section 3.4(b).

“Technology Transfer” shall have the meaning provided in Section 4.2.

“Term” shall have the meaning provided in Section 13.1.

“Territory” means the world.

“Third Party” means any party other than the Parties and their Affiliates.

“Third Party Licensor” shall have the meaning provided in Section 2.8.

“Work Plan” shall have the meaning provided in Section 4.5(a).

1.2	Interpretation

In this Agreement headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:

(a)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

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(b)	a Section, schedule, attachment or Exhibit to this Agreement forms a part of this Agreement, but if there is inconsistency between this Agreement and any schedule, attachment or Exhibit to it, this Agreement shall prevail unless the Parties have agreed otherwise in writing;

(c)	a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(d)	a reference to a statute includes its delegated legislation, and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, reenactments and replacements;

(e)	a reference to “includes” in any form is not a word of limitation;

(f)	unless otherwise specifically stated, all provisions are assumed to be applicable during and throughout the Term of this Agreement;

(g)	the captions and headings of clauses contained in this Agreement preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction;

(h)	references to days shall mean calendar days, unless otherwise specified;

(i)	ambiguities and uncertainties, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist; and

(j)	this Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

2.	The License and Grant of Rights

2.1	Pacira License to Novo Nordisk. Subject to the terms and conditions of this Agreement, Pacira hereby grants to Novo Nordisk and its Affiliates a worldwide, royalty-bearing exclusive license, with the right to sublicense in accordance with Section 2.7, to the Licensed Patents and Licensed Know-How, to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Licensed Product in the Territory.

2.2

Third Party Intellectual Property. In the event that a Third Party Controls Intellectual Property which is necessary for the exploitation of DepoFoam, then Pacira shall have the first right and responsibility to, and shall use Commercially

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Reasonable Efforts to, obtain a license, at Pacira’s cost, to such Intellectual Property on terms that allow Pacira to include such Intellectual Property in the license granted herein to Novo Nordisk under the Licensed Patents and/or Licensed Know-How to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer the Licensed Product. If Pacira is unable to obtain such license to such Third Party Intellectual Property, then Novo Nordisk, after consultation with Pacira concerning the circumstances and reasons for Pacira not obtaining such license, shall have the right (but not the obligation) to obtain such license to such Third Party Intellectual Property, provided that, Novo Nordisk has received advice from its outside patent counsel that such a license to such Third Party Intellectual Property should be sought in order to avoid potential infringement claims.

2.3	Novo Nordisk License to Pacira.

(a) Subject to the terms and conditions of this Agreement, Novo Nordisk grants Pacira a worldwide, royalty-free, non-exclusive license, with no right to sublicense (except to Third Party contractors in accordance with Section 2.4), under Novo Nordisk Intellectual Property solely to perform its obligations set forth in this Agreement.

(b) Subject to the terms and conditions of this Agreement, Novo Nordisk grants Pacira a worldwide, royalty-free, exclusive license, with the right to sublicense in multiple tiers, under Novo Nordisk Formulation Intellectual Property and Joint Technology to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer any pharmaceutical formulation suitable for administration to humans, except, in each case, to [**]. Pacira will inform Novo Nordisk of the grant of any sublicense and any further sublicenses of which Pacira becomes aware hereunder within sixty (60) days following execution of such sublicense. In any sublicense granted by Pacira under this Section 2.3(b), Pacira shall specify that, in the case this Agreement is terminated by Novo Nordisk for material breach pursuant to Section 13.4, such sublicense under Formulation Intellectual Property and/or Joint Technology, as applicable, shall become a direct license between the applicable sublicensee and Novo Nordisk with respect to the applicable licensed field or licensed product, and thereafter Novo Nordisk shall have the right to terminate such direct license if the applicable licensee breaches such license and does not cure such breach within [**] calendar days following Novo Nordisk’s written notice thereof.

2.4

Sublicensing by Pacira. In the case of any sublicense by Pacira under Section 2.3(a) to any Third Party contractor, then (a) such sublicensing requires Novo Nordisk’s prior written consent, which consent shall not be unreasonably withheld, and (b) Pacira shall obtain a confidential nondisclosure and invention assignment agreement with the prospective sublicensee in a form acceptable to Novo Nordisk (such acceptance not to be unreasonably withheld) and containing terms at least as stringent as those terms included in Article 12 of this Agreement

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and requiring such prospective sublicensee to assign to Pacira all right, title and interest in and to any Intellectual Property which, if developed, licensed or acquired by Pacira, would constitute Novo Nordisk Foreground Intellectual Property. The sublicense to the Third Party subcontractor will exclude the right of the sublicensee to further sublicense any of the rights granted by Pacira to such sublicensee under the sublicense and Pacira will be responsible for performance of this Agreement notwithstanding the appointment of sublicensees to perform any part of this Agreement, and for any failure by its sublicensees to comply with all relevant restrictions, limitations and obligations in this Agreement.

2.5	No Implied Rights. No right or license under any Intellectual Property is granted or shall be granted by implication under this Agreement. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.6	Other Novo Nordisk Products. Should Novo Nordisk require a license from Pacira under the Licensed Patents and Licensed Know-How for [**] other than [**], the Parties agree to discuss such license in good faith, provided that Pacira has no obligation to enter into, or continue, any such discussions with Novo Nordisk if Novo Nordisk is in breach of this Agreement (including any payment obligation under this Agreement or any diligence obligation set forth in Section 4.1 hereof), or if Pacira determines, in Pacira’s sole judgment, that such discussions may conflict with other discussions with, or rights granted to, any Third Party.

2.7

Sublicensing by Novo Nordisk. Novo Nordisk shall be entitled, without the prior consent of Pacira, to grant one or more sub-licenses to Third Parties of its rights to the Pacira Intellectual Property granted pursuant to Section 2.1 with respect to Licensed Product, provided that such sublicense is limited to a grant of rights (i) to import, export, sell, offer for sale and otherwise transfer or promote the Licensed Product by Novo Nordisk’s commercialization partners/distributors, and/or (ii) to research, develop, use and transfer Licensed Product by Novo Nordisk’s Affiliates, CROs, or other entities conducting clinical trials on behalf of or in collaboration with Novo Nordisk or its Affiliates; provided, however, that if Novo Nordisk wishes to grant sublicenses for Pacira Intellectual Property to Third Parties for manufacturing or production of DepoFoam, or the sublicense would otherwise include a grant of any access to any Manufacturing Information to any Third Parties, then (a) such sublicensing requires Pacira’s prior written consent, which consent shall not be unreasonably withheld, and (b) Novo Nordisk (or its Affiliate) shall obtain a confidential nondisclosure and invention assignment agreement with the prospective sublicensee in a form acceptable to Pacira (such acceptance not to be unreasonably withheld) and containing terms at least as stringent as those terms included in Article 12 of this Agreement and requiring such prospective sublicensee to assign to Novo Nordisk all right, title and interest in and to any Intellectual Property which, if developed, licensed or acquired by Novo Nordisk, would constitute Formulation Intellectual Property. In the case of

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any sublicense, such sublicense will exclude the right of the sublicensee to further sublicense any of the rights granted by Novo Nordisk to such sublicensee under the sublicense and Novo Nordisk will be responsible for performance of this Agreement notwithstanding the appointment of sublicensees to perform any part of this Agreement, and for any failure by its sublicensees to comply with all relevant restrictions, limitations and obligations in this Agreement. If Pacira’s consent is required per this Section 2.7, Novo Nordisk shall identify the name of each prospective sub-licensee to Pacira and any other information reasonably requested by Pacira with respect to the proposed sublicense or scope of activities contemplated to be undertaken by or with such sublicensee, and, subject to clauses (a) and (b) above, shall provide Pacira with a complete copy of the written agreement(s) (including the confidential nondisclosure agreement referenced in clause (b) above, if separate) entered into with any such sub-licensee (save for the financial or other confidential business terms which may be redacted).

2.8	Retained Rights.

(a) Novo Nordisk shall at all times retain the unrestricted right, under Intellectual Property Controlled by Novo Nordisk, to develop or commercialize any formulation of [**]. Pacira acknowledges and understands that Novo Nordisk is internally developing [**], and that Novo Nordisk may decide to either develop such [**] concurrently with, or in lieu of, the Licensed Product. Without limiting the generality of Section 4.1, or Novo Nordisk’s rights to terminate the Agreement for convenience in accordance with Section 13.2, if and when Novo Nordisk decides to discontinue or terminate the development or commercialization of the Licensed Product (other than a temporary cessation of activities in which Novo Nordisk is conducting a strategic review of the Licensed Product in order to determine whether to resume such development or commercialization), Novo Nordisk shall provide written notice to Pacira thereof within thirty (30) days following such decision.

(b) Pacira shall at all times retain the unrestricted right, under Intellectual Property Controlled by Pacira, to use DepoFoam to develop, manufacture and/or commercialize any product, except that during the Term and for a period of [**] following the Term, Pacira shall not use DepoFoam to [**] unless Pacira has terminated this Agreement for material breach by Novo Nordisk pursuant to Section 13.4.

2.9

Existing Third Party License. Novo Nordisk acknowledges and understands that the license granted to Novo Nordisk under Section 2.1 includes a sublicense to Patent Rights that have been licensed to Pacira by the Third Party counterparty (“Third Party Licensor”) to the license agreement set forth on Exhibit C (the “Existing Third Party License”), and that such sublicense is subject to the terms and conditions of the Existing Third Party License, including an obligation to inform such Third Party Licensor of the grant of such sublicense to Novo Nordisk

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within thirty (30) days following the Effective Date. In addition, but without limitation, Novo Nordisk shall not, and shall cause each permitted sublicensee under Section 2.7 to not, initiate any suit or action, in any country in the Territory, to oppose or invalidate any Patent Rights of such Third Party Licensor sublicensed to Novo Nordisk hereunder (“Licensed Third Party Patents”), provided such Third Party Licensor does not first assert its Licensed Third Party Patents against Novo Nordisk.

3.	Fees and Payments

3.1	Signing Fee. Novo Nordisk shall pay to Pacira a non-refundable, non-creditable license fee of One Million Five Hundred Thousand Dollars (US$1,500,000) within [**] business days after the Effective Date.

3.2	Development Milestones. Novo Nordisk shall provide Pacira with written notice of the anticipated first occurrence of each development milestone set forth below with respect to Licensed Product at least [**] days prior to such anticipated occurrence, and shall provide Pacira with written notice of the actual first occurrence of each development milestone set forth below with respect to Licensed Product within [**] days after such occurrence. Within [**] days of the first occurrence of each of the events set forth below with respect to the Licensed Product whether by Novo Nordisk, its Affiliate or any of their respective sublicensees, Novo Nordisk shall pay to Pacira the applicable payment set forth below:

Development Milestone Event of Licensed Product	US$ Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

Total	$24,000,000

For purposes of clarity, if for any reason the [**] milestone event set forth above does not occur prior to the occurrence of the [**] milestone event set forth in the table above for the Licensed Product, then the [**] milestone event shall be deemed to occur upon the earlier of (a) Novo Nordisk’s decision to move forward with a [**], or (b) the [**].

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Except as otherwise set forth below, the payments set forth above in this Section 3.2 shall be payable only once regardless of the [**] for which such Licensed Product is developed or approved or the potential repeated achievement of the milestone event by the [**] of the Licensed Product to achieve the above milestones or by [**] of Licensed Product that do not have a New Dosing Duration relative to the [**] of the Licensed Product to achieve the above milestones. If Novo Nordisk develops a [**] of Licensed Product with a New Dosing Duration relative to the [**] of the Licensed Product, then Novo Nordisk shall pay to Pacira an amount equal to [**] percent ([**]%) of each of the above development milestone payments as they occur for such [**] of Licensed Product. However, if development of the [**] of the Licensed Product to achieve any of the milestones set forth above is discontinued or terminated by Novo Nordisk prior to completion of all of the milestone events set forth above in this Section 3.2, and development of a formulation of the Licensed Product with a New Dosing Duration subsequently commences or continues, then [**] percent ([**]%) of each of the development milestone payments set forth above shall be payable upon the repeated achievement of any development milestone event by a formulation of Licensed Product with a New Dosing Duration, and [**] percent ([**]%) of each of the development milestone payments set forth above shall be payable upon the first occurrence of any development milestone event set forth above by a formulation of Licensed Product with a New Dosing Duration. All payments made to Pacira pursuant to this Section 3.2 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Pacira under this Agreement.

3.3	Sales Milestones. Novo Nordisk shall provide Pacira with written notice of the anticipated first occurrence of each of the events set forth below with respect to Licensed Product at least [**] days prior to such occurrence, and shall provide Pacira with written notice of the actual first occurrence of each sales milestone set forth below with respect to Licensed Product within [**] days after such occurrence. Within [**] days of the first occurrence of each of the events set forth below with respect to Licensed Product whether by Novo Nordisk, its Affiliate or any of their respective sublicensees, Novo Nordisk shall pay to Pacira the applicable payment set forth below:

Annual Net Sales Event of Licensed Product	US$ Payment
Annual Net Sales > $[**]	$[**]
Annual Net Sales > $[**]	$[**]
Annual Net Sales > $[**]	$[**]

Total	$20,000,000

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The payments set forth above in this Section 3.3 shall be triggered by the achievement of the specified sales for Licensed Product (including, for purposes of this calculation, aggregate worldwide Net Sales of Licensed Product for any and all indications, and including all formulations, generations and/or refinements thereof, excluding any formulation of Licensed Product with a New Dosing Duration) in an annual period, and shall be payable only once despite potential repeated achievement of the specified sales by Licensed Product or the potential repeated achievement of the milestone event by the [**] of the Licensed Product to achieve the above milestones or by further generations or refinements of Licensed Product that do not have a New Dosing Duration relative to the [**] of the Licensed Product to achieve the above milestones. In addition, the payments set forth above in this Section 3.3 shall be triggered by the achievement of the specified sales for Licensed Product with a New Dosing Duration relative to the [**] of the Licensed Product to achieve the above milestones. For purposes of clarity, more than one of the foregoing sales milestone payments may be earned and become payable with respect to Licensed Product in the same annual period based on aggregate worldwide Net Sales of Licensed Product during such annual period. All payments made to Pacira pursuant to this Section 3.3 are non-refundable and may not be credited against any other payments payable by Novo Nordisk to Pacira under this Agreement.

3.4	Royalties.

(a) During the Royalty Term, Novo Nordisk shall pay Pacira royalties on worldwide annual (calendar year) Net Sales of Licensed Product, as follows:

(i) Worldwide annual Net Sales shall be calculated by aggregating (A) Net Sales of Licensed Product in all countries in the Territory where the Licensed Product is [**] by an Issued Patent Claim of Licensed Patents, Formulation Intellectual Property or Joint Technology, and (B) Net Sales of Licensed Product in all countries in the Territory where the Licensed Product is [**] by an Issued Patent Claim of Licensed Patents, Formulation Intellectual Property or Joint Technology (subclause (A) and (B) together, “Annual Net Sales”);

(ii) For all sales of the Licensed Product in all countries where the Licensed Product is [**] by an Issued Patent Claim of Licensed Patents,

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Formulation Intellectual Property or Joint Technology (“[**] Sales”), Novo Nordisk shall pay Pacira the royalty rates set forth below based on the portion of Annual Net Sales that constitute [**] Sales (“Patent Royalties”), calculated in the manner described in the example set forth in subsection (iv) below:

Annual Net Sales in the Territory	Royalty Rate
Less than $[**] USD	[	**]%
$[**] USD - $[**] USD	[	**]%
Above $ [**] USD	[	**]%

(iii) In addition, for all sales of the Licensed Product in all countries where the Licensed Product is [**] by an Issued Patent Claim of Licensed Patents, Formulation Intellectual Property or Joint Technology (“[**] Sales”), Novo Nordisk shall pay Pacira royalty rates at [**] percent ([**]%) of the royalty rates set forth in clause (ii) above based on the portion of Annual Net Sales that constitute [**] Sales (“Know-How Royalties”), calculated in the manner described in the example set forth in subsection (iv) below, in consideration for Novo Nordisk’s use of the Licensed Know-How.

(iv) The following is a hypothetical example of a royalty calculation under this Section 3.4:

Licensed Product is sold in countries of the Territory where an Issued Patent Claim [**] the Licensed Product and in countries of the Territory where no Issued Patent Claim [**] the Licensed Product. During the applicable period, [**] Sales of Licensed Product reach $[**], and [**] Sales of Licensed Product reach $[**], such that Annual Net Sales equals $[**] for such period. Novo Nordisk would owe Pacira Patent Royalties of $[**], which is calculated by taking $[**]. Furthermore, Novo Nordisk would owe Pacira Know-How Royalties of $[**], which is calculated by taking $[**].

(b) Novo Nordisk’s royalty obligations under Section 3.4(a) shall commence on a country-by-country basis on the date of First Commercial Sale of Licensed Product by Novo Nordisk, its Affiliates or sublicensees in the relevant country, and shall expire on a country-by-country basis upon the later of (i) expiration of the last to expire Issued Patent Claim of Licensed Patents, Formulation Intellectual Property or Joint Technology Covering the Licensed Product in such country, or (ii) twelve (12) years following First Commercial Sale of Licensed Product in such country (the “Royalty Term”). For purposes of clarity, if, at the time of First Commercial Sale in a country, no Issued Patent Claim Covers the Licensed Product in such country, but a claim of any Licensed Patent, or of any patent included in Formulation Intellectual Property or Joint Technology, Covering the Licensed Product subsequently issues in such country, then such claim shall be deemed an Issued Patent Claim at such time it becomes issued for purposes of determining the Royalty Term and the royalties owed to Pacira with respect to sales of Licensed Product in such country.

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(c) In the event Novo Nordisk is required obtains one or more licenses under Intellectual Property Controlled by a Third Party that is necessary for Novo Nordisk to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer Licensed Product in accordance with Section 2.2, the royalties which Novo Nordisk actually pays to such Third Party during a calendar quarter may be credited against up to [**]% of royalties otherwise payable by Novo Nordisk to Pacira under Section 3.4(a) for such calendar quarter.

(d) Royalty payments shall be calculated, reported and paid for each calendar quarter. All royalty payments due to Pacira under this Agreement shall be paid within [**] calendar days of the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales of Licensed Product by Novo Nordisk, its Affiliates and their respective sublicensees setting forth, on a country-by-country basis, in sufficient detail such information concerning sales to permit confirmation of the accuracy of the payment made, including, the gross sales of Licensed Product in the Territory and country by country, total deductions or adjustments made, and the royalty and any sales milestone payments payable to Pacira. Novo Nordisk shall keep, and shall cause its Affiliates and their respective sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Licensed Product in sufficient detail to permit Pacira to confirm the accuracy of all payments due hereunder as set forth in Section 8.6.

3.5	Withholding Tax. Novo Nordisk may withhold taxes from the payments which are payable to Pacira in accordance with this Agreement if Novo Nordisk is either required to do so under applicable law or directed to do so by a governmental authority. Novo Nordisk shall send proof of payment to Pacira and provide Pacira with information about and necessary for any documentation needed to reduce withholding to a legal minimum. With respect to the laws of Denmark, Novo Nordisk will reasonably cooperate with Pacira to obtain the benefit of any tax law or treaty, including the pursuit or any refund or credit of such tax to Pacira.

3.6	Wire Transfer Instructions. All payments to be made by Novo Nordisk to Pacira under this Agreement shall be made by wire transfer from Novo Nordisk to the following account of Pacira:

Domestic SVB Wire Instructions:

To:	[**]
Routing & Transit #:	[**]
For Credit Of:	Pacira Pharmaceuticals, Inc.
Credit Account number:	[**]

International SVB Wire Instructions:

To:	[**]
Routing & Transit #:	[**]
Swift Code:	[**]
For Credit Of:	Pacira Pharmaceuticals, Inc.
Final Credit Acct #:	[**]

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4.	Product Development and Technology Transfer

4.1	Novo Nordisk Responsibilities. Novo Nordisk has the sole responsibility for the development, development plan(s) (it being understood that prior to Completion of Technology Transfer, such development plan(s) shall be incorporated into the Work Plan), and commercialization for the Licensed Product and for all of the costs of the development and commercialization of the Licensed Product. Novo Nordisk shall use Commercially Reasonable Efforts to develop Licensed Product, to obtain Regulatory Approval of and, once Regulatory Approval is obtained, to commercialize Licensed Product in each of the Major Market Countries, and to achieve each milestone event set forth in Section 3. Subject to establishment of a mutually-agreeable Work Plan pursuant to Section 4.5, prior to Completion of Technology Transfer, Novo Nordisk shall use Commercially Reasonable Efforts to conduct its development activities in accordance with such Work Plan and subject to JSC oversight. Novo Nordisk shall own all pre-clinical and clinical data and other results, without limitation, arising out of the development activities undertaken by Novo Nordisk under this Agreement, subject to Section 9.1.

4.2	Technology Transfer.

(a) Without expanding the license granted to Novo Nordisk pursuant to Section 2.1, at the appropriate time set forth in the Work Plan, Pacira shall transfer to Novo Nordisk of Licensed Know-How necessary for the development and manufacture of the Licensed Product by Novo Nordisk (the “Technology Transfer”), which transfer shall proceed in accordance with a Work Plan to be established by the JSC (defined below) and subject to JSC oversight. Pacira shall also assist Novo Nordisk in the final scale-up of the manufacturing process, if reasonably requested by Novo Nordisk and at Novo Nordisk’s cost.

(b) The Technology Transfer does not include the transfer of the [**] located in [**] and Pacira does not guarantee the availability of such [**] through Completion of Technology Transfer. Novo Nordisk may be required to procure a [**] with the necessary capacity, and any [**] which is utilized for production of clinical supply of Licensed Product through Completion of Technology Transfer shall be financed and owned by Novo Nordisk. Pacira shall notify Novo Nordisk with [**] months prior written notice of the date when the [**] shall no longer be available for manufacturing of the Licensed Product. Novo Nordisk shall notify Pacira if and when Novo Nordisk decides to purchase a [**], in which event (i) Pacira shall provide reasonable assistance to Novo Nordisk with respect to the procurement of such [**] from a Third Party vendor, and (ii) the budget under the Work Plan shall be updated to reflect estimated costs to cover the purchase, delivery,

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validation and installation of such [**]; provided, however, that the actual payment for such [**] and its delivery, validation and installation will be made directly by Novo Nordisk to the Third Party vendor who manufactures, delivers, validates and installs such [**].

(c) Pacira shall use Commercially Reasonable Efforts to perform all activities assigned to Pacira under the Work Plan to develop the Licensed Product and to achieve the Completion of the Technology Transfer in accordance with the Work Plan. Novo Nordisk shall have reasonable access to designated personnel at Pacira who possess Know-How and/or other knowledge or information regarding DepoFoam within Licensed Know-How which is necessary or useful for the scale-up of manufacturing during the Technology Transfer process. After Completion of the Technology Transfer, Pacira shall provide reasonable assistance to Novo Nordisk, if reasonably requested by Novo Nordisk and at Novo Nordisk’s cost, in connection with Novo Nordisk’s development and/or manufacturing of Licensed Product.

4.3	Access to Licensed Know-How After Completion of Technology Transfer. During the Technology Transfer process, Pacira shall use Commercially Reasonable Efforts to provide documentation to be specified by Pacira and Novo Nordisk in the Work Plan concerning the Licensed Know-How. Following Completion of Technology Transfer, without expanding the license granted to Novo Nordisk pursuant to Section 2.1, Pacira shall continue to provide available Licensed Know-How to Novo Nordisk during the term of this Agreement as follows:

(i)	upon Novo Nordisk’s reasonable request for specific additional Know-How;

(ii)	in connection with Novo Nordisk’s reasonable request for assistance in development of the Licensed Product under this Agreement;

(iii)	as otherwise agreed by the Parties during the term of this Agreement;

in each of the foregoing cases, at Novo Nordisk’s cost.

4.4	Costs - General. Novo Nordisk shall be responsible for all costs associated with the Technology Transfer and for costs of manufacturing pre-clinical and clinical supplies of the Licensed Product for use in pre-clinical and clinical development activities (including any necessary validation studies), as further set forth in Section 4.5 and Section 4.6 below.

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4.5	Work Plan; Budget; Payment of Pacira’s Costs.

(a) As soon as possible after the Effective Date, the Parties (through the JSC) shall mutually agree upon a work plan to govern the activities to be conducted by the Parties in connection with the Technology Transfer process and all activities leading up to initiation of Technology Transfer and through Completion of Technology Transfer (the “Work Plan”), including agreed upon objectives, target timelines and a budget of estimated FTE Costs and Out-of-Pocket Costs (each as defined below) for the work needed to be done, supply forecast, pre-clinical and clinical development activities anticipated to be conducted by Novo Nordisk, and planned tasks and resource allocations (including establishing a joint core project team) by each Party with the goal of conducting the Licensed Product scale up and other mutually-agreed Technology Transfer activities until Completion of Technology Transfer.

(b) Subject to the Quality Agreement and JSC oversight, Novo Nordisk will pay Pacira for all of Pacira’s out of pocket costs and expenses (“Out-of-Pocket Costs”) and internal costs for personnel at the FTE rate set forth below (“FTE Costs”), incurred after the Effective Date associated with the formulation, scale up, and Technology Transfer activities under the Work Plan until Completion of the Technology Transfer. Pacira shall also conduct other development and transfer activities not covered under the Work Plan (or after the Completion of Technology Transfer) reasonably requested by Novo Nordisk, to the extent that the conduct of such activities does not conflict with Pacira’s internal operations and provided that Novo Nordisk reimburses Pacira for Pacira’s FTE Costs and Out-of-Pocket Costs associated with the conduct of such activities, including technical support, manufacturing support, regulatory support (including under Article 6, Section 7.2 or Section 8.4 below), and support of scale-up (and, for purposes of clarity, any reference to “at Novo Nordisk’s cost” in this Agreement shall mean Pacira’s FTE Costs and Out-of-Pocket Costs). The initial FTE rate shall be at $[**]/hour (to be adjusted on an annual basis with the development of the Consumer Price Index (“CPI”) where the index as of January 1, 2011 shall be 100.) Any increase in the FTE rate can not be done until January 1, 2012. Pacira shall invoice Novo Nordisk for said services no more than [**] according to Novo Nordisk invoicing template attached hereto as Exhibit E.

(c) Prior to Completion of Technology Transfer, Novo Nordisk shall pay to Pacira, in advance of the commencement of each quarter under the Work Plan, the FTE Costs set forth in the estimated budget for such quarter. Within [**] days following the end of the applicable quarter, Pacira shall provide to Novo Nordisk a reconciliation of actual FTE Costs and Out-of-Pocket Costs incurred by Pacira in accordance with the Work Plan. If actual FTE Costs and Out-of-Pocket Costs in a quarter exceed the amount budgeted for FTE Costs and Out-of-Pocket Costs for such quarter, Novo Nordisk shall not be obligated to pay for the amount of such excess, unless otherwise approved in writing by the Novo Nordisk project leader or the JSC (in which event, Novo Nordisk shall pay Pacira the amount of such excess within [**] days following such approval). If actual FTE Costs and Out-of-Pocket Costs are less than the amount budgeted for such quarter, the

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amount of the overpayment shall be credited against the advance payable by Novo Nordisk for the following quarter (of, if Completion of Technology Transfer has occurred, Pacira shall refund the amount of such overpayment to Novo Nordisk within [**] days following Completion of Technology Transfer). For purposes of clarity, if Novo Nordisk decides to temporarily cease (but not terminate) development or Technology Transfer activities with respect to Licensed Product, Novo Nordisk shall remain obligated under this Section 4.5 for paying for all FTEs committed to perform the activities set forth in the Work Plan.

4.6	Manufacturing Costs. Pacira shall be responsible for development and scale up of the manufacturing process for (i) DepoFoam to be used for Licensed Product, and (ii) the manufacturing of clinical supply of the Licensed Product to Novo Nordisk until Completion of the Technology Transfer. DepoFoam and the Licensed Product manufactured by Pacira until Completion of Technology Transfer (i.e., for the preclinical studies, [**], including any necessary validation studies) will be supplied by Pacira to Novo Nordisk at Pacira’s FTE Costs and Pacira’s Manufacturing Cost plus a margin of [**]% on Pacira’s Manufacturing Cost. Pacira shall own and shall be responsible for filing for and maintaining all necessary manufacturing approvals and permits to enable Pacira to manufacture, supply, test and store clinical supplies of Licensed Product as may be required or reasonably requested by Novo Nordisk.

4.7	Novo Nordisk Supply Obligations. Novo Nordisk shall use Commercially Reasonable Efforts to supply sufficient quantities of [**], and all reasonably required technical information on [**], to Pacira to enable Pacira to conduct its manufacturing, development and clinical supply activities under this Agreement.

4.8

Pacira Supply Obligations; Quality Agreement. Novo Nordisk and Pacira shall within [**] months after the Effective Date enter into negotiations in good faith of a Quality Agreement concerning quality assurance, monitoring and other quality matters in connection with the manufacture and supply by Pacira of Licensed Product to Novo Nordisk to be used by Novo Nordisk in the [**] and in Novo Nordisk’s [**] and [**]. Pacira shall use Commercially Reasonable Efforts to manufacture and supply Licensed Product in accordance with the supply forecast set forth in the Work Plan, with the goal of supplying an amount sufficient for Novo Nordisk to satisfy its responsibility for product supply of Licensed Product. Pacira shall comply with U.S. cGMP for clinical supplies and all other governmental laws and regulations applicable in the U.S. in manufacturing and supplying Licensed Product for [**], as may be further set forth in the Quality Agreement. If Pacira is requested by Novo Nordisk to manufacture clinical supplies of Licensed Product for [**] in the EU, Pacira shall use Commercially Reasonable Efforts to comply with cGMP applicable in the EU in manufacturing and supplying Licensed

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Product for [**]; provided, however, that all costs associated with any modifications to Pacira’s facilities or other capital expenditures to meet EU cGMPs shall be borne by Novo Nordisk.

5.	Joint Steering Committee; Joint Patent Committee

5.1	JSC Formation; Responsibilities.

(a) As soon as practicable after the Effective Date, the Parties will form a Joint Steering Committee (the “JSC”). The JSC will meet regularly, but not less than every [**] months, until the Completion of Technology Transfer (at which time the JSC shall disband). The first meeting of the JSC shall be held as soon as practicable after the Effective Date (but not later than approximately forty-five (45) days following the Effective Date). The JSC may also meet more frequently on an ad hoc basis as and to the extent reasonably requested by either Party or if required to perform its role for initial discussion of any disputes in accordance with Section 5.2 and Section 5.3 below. The meetings shall be by telephonic or videoconference, or at a mutually agreed location, at mutually agreed times. Novo Nordisk shall be responsible for its own costs and for both Parties’ travel and accommodation expenses in attending meetings of the JSC. The JSC shall have the authority to establish subcommittees or project teams from time to time, including the joint core project team and the JPC. The JSC will not have the power to amend or waive compliance with, or the terms of, this Agreement. For the avoidance of doubt, the JSC shall have no authority to determine whether a development milestone or sales event under Article 3 has been met.

(b) Subject to the Quality Agreement, the JSC shall have the responsibility of managing, directing and overseeing any remaining formulation activities and the conduct of the Technology Transfer process, including, without limitation, the following responsibilities in this regard:

(i) establishing the initial Work Plan and any proposed amendments or updates thereto;

(ii) managing and monitoring the progress and results of the Technology Transfer activities and the Parties’ diligence in carrying out their responsibilities under the Work Plan;

(iii) determining product needs, supply forecasts and timing to allow Novo Nordisk to conduct its toxicological and clinical development program as contemplated under the Work Plan;

(iv) managing and monitoring the scale-up of the manufacturing process (if needed and if desired by Novo Nordisk at its sole discretion, subject to Section 4.5) in connection with Technology Transfer activities; and

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(v) serving as a forum for informal dispute resolution of issues that may arise in relation to purely operational or technical activities engaged in pursuant to this Agreement, including any disputes arising at the JPC or other project teams or subcommittees and submitted to the JSC for resolution.

5.2	JSC Governance. The JSC shall be comprised of no more than three (3) persons from each Party, with each Party collectively having one vote on the JSC. A Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC; provided that each JSC representative shall have sufficient experience and expertise in development and manufacturing matters in the pharmaceuticals and/or biotechnology industries to serve on the JSC. The JSC shall appoint a chairperson from among the Novo Nordisk members. Each Party shall be allowed to invite a non-voting alliance manager and the Novo Nordisk alliance manager shall consolidate agenda, minutes and logistics for the JSC meetings. Each member of the JSC may invite such other non-members (subject to a written agreement by such non-member to comply with confidentiality and non-use provisions at least as stringent as those set forth in Section 12) as deemed necessary.

5.3	Escalation to Executive Officers. If the JSC cannot come to consensus on an issue within its purview within thirty (30) days of its submission to the JSC for resolution, such issue will then be referred to the Chief Executive Officer of Pacira, or such other person holding a similar position designated by the Chief Executive Officer of Pacira from time to time, and the Executive Vice President, CSO of Novo Nordisk, or such other officer designated by the Executive Vice President, CSO of Novo Nordisk from time to time, for resolution. The executive/senior officers will use reasonable efforts to resolve the matter referred to them. If the executive/senior officers cannot reach a mutually acceptable decision within thirty (30) days after the issue was referred to them, then the Executive Vice President, CSO of Novo Nordisk will have the final authority to make decisions. Regardless of the aforementioned, the Executive Vice President, CSO of Novo Nordisk shall have no authority to make decisions (a) [**]; (b) to determine that milestone events required for the payment of milestone payments have not occurred; or (c) to determine that Novo Nordisk has fulfilled or breached any obligations under this Agreement or that Pacira has fulfilled or breached any obligation under this Agreement.

5.4

JSC Updates. At each meeting of the JSC, each Party will provide the other with updates on the progress of (i) any remaining formulation activities, (ii) scale-up activities, (iii) other Technology Transfer activities for the Licensed Product, (iv)

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with respect to Novo Nordisk, any pre-clinical or clinical development activities with respect to the Licensed Product, and (v) any related issues with respect to any of the foregoing. The JPC shall provide the JSC with any updates on new Know-How or Patent Rights within Pacira Intellectual Property or Novo Nordisk Intellectual Property, as applicable, since the previous update, and with respect to the status of any prosecution or enforcement matters related to the Licensed Product.

5.5	Joint Patent Committee Formation; Meetings; Responsibilities.

(a) As soon as practicable after the Effective Date, the Parties shall form a Joint Patent Committee (the “JPC”). The JPC will meet regularly, but not less than every [**] months, during the Term. The first meeting of the JPC shall be held as soon as practicable after the Effective Date (but not later than ninety (90) days following the Effective Date). The JPC may also meet more frequently on an ad hoc basis as and to the extent reasonably requested by either Party. The meetings shall be by telephonic or videoconference. The JPC will not have the power to amend or waive compliance with, or the terms of, this Agreement.

(b) The JPC shall be comprised of no more than two (2) persons from each Party, with each Party collectively having one vote on the JPC. A Party may replace any or all of its representatives on the JPC at any time upon written notice to the other Party. Any member of the JPC may designate a substitute to attend and perform the functions of that member at any meeting of the JPC; provided that each JPC representative shall have sufficient experience and expertise in intellectual property matters in the pharmaceuticals and/or biotechnology industry to serve on the JPC. The JPC shall appoint a chairperson from among the Novo Nordisk members. Each member of the JPC may invite such other non-members (subject to a written agreement by such non-member to comply with confidentiality and non-use provisions at least as stringent as those set forth in Section 12) as deemed necessary.

(c) The JPC shall have the responsibility of (i) overseeing and coordinating the prosecution and enforcement activities of each Party under this Agreement; (ii) overseeing and coordinating the use of any Pacira Marks by Novo Nordisk with respect to Licensed Product; and (iii) reviewing and discussing updates provided by each Party as set forth in clause (d) below.

(d) Each Party shall provide updates at each meeting of the JPC with basic information about the following:

(i) Know-How and/or patent applications or patents within Pacira Foreground Intellectual Property or Novo Nordisk Foreground Intellectual Property, as applicable, which arise out of each Party’s activities under the Agreement since the previous update;

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(ii) Know-How and/or patent applications or patents included within Pacira Background Intellectual Property and developed outside the Agreement in the half year since the previous update. For the avoidance of doubt, any Know-How and/or patent applications or patents that Pacira has in-licensed or acquired from a Third Party where such Third Party intellectual property is directed to the Third Party’s proprietary active agent, or any Intellectual Property that relates to a substantially different process and/or equipment, shall be excluded from Pacira’s above updating or access requirements; and

(iii) proposed prosecution or enforcement activities of Formulation Intellectual Property or Joint Technology, or the status of ongoing prosecution or enforcement activities, for which such Party is responsible under Article 9.

5.6	Meetings and Reports Following Completion of Technology Transfer. After Completion of Technology Transfer the Parties shall meet in person at least once a year, at a time and location to be mutually agreed by the Parties, to discuss material activities conducted in the past year and anticipated plans for the upcoming year with respect to Novo Nordisk’s development, manufacture and commercialization of the Licensed Product, including to review and discuss annual reports covering the foregoing information, which reports shall be provided to Pacira in advance of the annual meeting.

6.	Regulatory Matters

6.1	Regulatory Filings; Regulatory Approvals.

(a) Novo Nordisk shall, at its own cost and discretion, develop and obtain Regulatory Approval for the Licensed Product. Except as otherwise set forth below, Novo Nordisk shall be solely responsible for all regulatory and filing activities, and shall solely own all regulatory documents and registrations, related to Licensed Product, including all clinical trial applications and marketing applications filed with any Regulatory Authority in any jurisdiction.

(b) Notwithstanding the foregoing, in consultation with Novo Nordisk, Pacira shall elect to either (i) be solely responsible, at Novo Nordisk’s cost, for establishing and maintaining, and shall be the sole owner of, the DMF for the Licensed Product in accordance with FDA requirements until Completion of Technology Transfer, it being understood that Pacira will grant to Novo Nordisk authorization to access such DMF in connection with the IND filing or other regulatory filings by Novo Nordisk for Licensed Product prior to Completion of Technology Transfer, or (ii) provide Novo Nordisk, at Novo Nordisk’s cost, with necessary CMC and other manufacturing information for any regulatory filings for Licensed Product which Novo Nordisk may submit to Regulatory Authorities prior to Completion of Technology Transfer. If Pacira elects to retain the DMF

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for Licensed Product until Completion of Technology Transfer, then, promptly following Completion of Technology Transfer, Pacira shall transfer to Novo Nordisk all necessary information included in the DMF for the Licensed Product, provided that, following the transfer of such information to Novo Nordisk, Novo Nordisk shall provide Pacira with reasonable advance notice of, and an opportunity to comment on, any proposed changes to the manufacturing portion of any regulatory filings or submissions for Licensed Product solely relating to DepoFoam. Upon the reasonable request of Novo Nordisk, Pacira shall, at Novo Nordisk’s cost, provide Novo Nordisk with information and reasonable assistance for any Novo Nordisk submission to a Regulatory Authority, including providing Novo Nordisk with access to any supporting preclinical/toxicology data for the DepoFoam component of the Licensed Product. Pacira shall promptly inform Novo Nordisk of any material change in information provided by Pacira under this Section 6.1 to the extent related to the Licensed Product. Novo Nordisk will reimburse Pacira for its FTE Costs and Out-of-Pocket Costs associated with any assistance and cooperation provided under this Section 6.1.

6.2	Interactions with Regulatory Authorities. Novo Nordisk shall inform Pacira of scheduled meetings, teleconferences and other interactions with regulators with respect to the Licensed Product. If any such scheduled meetings, teleconferences or other interactions with regulators concern DepoFoam, Novo Nordisk shall inform Pacira thereof and, to the extent practicable and permitted by applicable laws, Pacira shall have the right to attend and actively participate in any of the aforementioned meetings, teleconferences or other interactions with regulators solely to the extent such meeting, teleconferences or other interactions relate to DepoFoam.

6.3	Notice Concerning Safety Issues. Each Party shall provide the other Party with notice, within one (1) business day after notification or other information (directly or indirectly) that it receives (and providing, as soon as reasonably possible, copies of any associated written requests) that (a) raises any material concerns regarding the safety or efficacy of Licensed Product, (b) indicates or suggests a Third Party claim arising in connection with Licensed Product or (c) is reasonably likely to lead to a Recall (as defined in Section 6.4) of Licensed Product. Information that shall be disclosed (to the extent it relates to the subject matter of section (a) through (c), inclusive) shall include without limitation:

(i)	inspections by a Regulatory Authority of manufacturing, distribution or other related facilities concerning Licensed Product;

(ii)	inquiries by a Regulatory Authority concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related parties) with respect to Licensed Product;

(iii)	any material communication (in any form, including written, oral or electronic form) from a Regulatory Authority involving the manufacture

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or commercialization of Licensed Product or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 6.3;

(iv)	an initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning Licensed Product; and

(v)	any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) that would affect Licensed Product.

6.4	Recalls. Novo Nordisk shall make all decisions with respect to any recall, market withdrawals or any other corrective action related to Licensed Product (collectively, “Recalls”) for safety reasons or as may be mandated by a Regulatory Authority or voluntarily decided by Novo Nordisk, and Novo Nordisk shall have the responsibility for conducting such Recalls at its costs. Novo Nordisk shall notify Pacira of (a) any voluntary decision by Novo Nordisk to conduct any Recall and the reasons therefor or (b) any Recall mandated by a Regulatory Authority. Prior to Completion of the Technology Transfer, Pacira may notify Novo Nordisk of any recommendation by Pacira to conduct a Recall for any other reason, for consideration by Novo Nordisk and at Novo Nordisk’s sole discretion.

6.5	Customer Complaints. Novo Nordisk shall be responsible for handling all customer complaints in relation to Licensed Product. To the extent that any such customer complaint relates to the manufacture or use of DepoFoam, upon Novo Nordisk’s reasonable request, Pacira agrees to provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to address such customer complaints appropriately.

6.6	Adverse Events. Novo Nordisk shall be responsible for handling all adverse drug experiences in relation to Licensed Product and for making all decisions related thereto. To the extent that any such adverse drug experiences relate to the manufacture or use of DepoFoam, upon Novo Nordisk’s reasonable request, Pacira agrees to provide Novo Nordisk, at Novo Nordisk’s costs, with reasonable assistance in order for Novo Nordisk to handle such adverse drug experiences appropriately.

7.	Commercialization of Licensed Product

7.1	Commercial Supply. Following Completion of Technology Transfer, Novo Nordisk shall, at its own cost and discretion, be responsible for supply of Licensed Product in the Territory.

7.2	Commercialization Activities. Subject to Section 4.1, Novo Nordisk shall, at its own cost and discretion, be responsible for the marketing and sales activities for

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Licensed Product in the Territory and shall comply with applicable governmental laws and regulations applicable in any such jurisdiction for the marketing and selling of Licensed Product. Upon the reasonable request of Novo Nordisk, Pacira shall, at Novo Nordisk’s costs, provide Novo Nordisk with information and reasonable assistance for Novo Nordisk to comply with any regulations applicable to Licensed Product, including without limitation Novo Nordisk’s meeting its reporting and other obligations to maintain and update any marketing authorization for Licensed Product. Pacira shall promptly inform Novo Nordisk of any material change in information, including changes that would impact any Novo Nordisk filings or notice requirements, provided by Pacira under this Section 7.2.

8.	Records and Audit Rights

8.1	Compliance with Laws; Development and Manufacturing Records. To the extent applicable, each Party shall comply (and shall ensure that their respective Affiliates and sublicensees comply), in the conduct of activities hereunder, with current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices regulations promulgated by the FDA and as required by applicable laws and regulations and Regulatory Authorities other than the FDA (provided, that, with respect to Pacira, compliance with EU cGMP shall be subject to Section 4.8 above), and shall make (and shall ensure that their respective Affiliates and sublicensees make), all facilities and records related to the Licensed Product available for audit by any Regulatory Authority and by the other Party as set forth in this Agreement where work is performed by one Party at the request of the other Party.

8.2

Data Retention and Documentation. Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation and raw data in relation to the research, development, manufacturing and control of Licensed Product. The Parties shall keep all original notebooks for [**] years and the Parties shall archive development documentation in accordance with their documentation control policies, which shall comply with all applicable laws. All original documentation related to manufacturing shall be kept for the retention period required by applicable laws. As part of the Technology Transfer or following Completion of Technology Transfer, if requested by Novo Nordisk and at Novo Nordisk’s cost, Pacira shall provide Novo Nordisk with copies of all original documentation that it has with respect to research, development, manufacture and control of Licensed Product, including copies of appropriate portions of original lab notebooks; provided, however, that Pacira shall retain any original documentation relating to manufacture and control of Licensed Product (which original documentation shall be archived in accordance with Pacira’s documentation control policies). If, following the retention period required by applicable laws, Pacira desires to discard the data and documentation relating to manufacture and control of Licensed Product or the original lab notebooks Pacira,

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shall notify Novo Nordisk of such decision and Novo Nordisk may assume responsibility for the archiving thereof at Novo Nordisk’s cost, or, if requested by Novo Nordisk and at Novo Nordisk’s cost, Pacira shall retain such data and documentation.

8.3	Quality Audits. With respect to work performed under Article 4 by Pacira, including Pacira’s supply of Licensed Product, Novo Nordisk shall have the right, at its own costs, no more than [**] (unless any non-conformities are identified in such annual audit, in which case Novo Nordisk shall have the right to conduct additional follow-up audits), at reasonable times and upon reasonable prior written notice, to have no more than [**] representatives conduct, during normal business hours, quality assurance audits of the relevant parts of Pacira quality management systems and of development, manufacturing, storage or shipping facilities, including computer systems such as those that capture, analyze or store study information or results, where work on the development, manufacture, storage or shipping of Licensed Product is conducted, as reasonably deemed necessary by Novo Nordisk in order to ensure that such facilities meet the standards of Novo Nordisk set forth in the Quality Agreement (subject to finalization of terms pursuant to Section 4.8), any applicable U.S. regulatory requirements or standards, including cGCP, cGLP and cGMP, and, solely to the extent set forth in Section 4.8, EU cGMP. If a Quality Audit identifies any non-conformity, the Parties shall discuss in good faith appropriate measures (if any) to rectify any such non-conformity, subject to mutual agreement on scope of activities and sharing of costs; provided that Pacira shall bear the cost of rectifying any non-conformity resulting from Pacira’s non-compliance with the Work Plan.

8.4	Regulatory Inspections. To the extent that Pacira is aware of, or notified by Novo Nordisk pursuant to Section 6.2 or Section 6.3 of, any such inspections, upon reasonable advance notice and during normal business hours, Pacira shall allow any applicable Regulatory Authority to inspect Pacira facilities and to conduct reviews of any original documents or reports or any facilities that are deemed by such Regulatory Authority to be related to Licensed Product. Pacira shall reply promptly to the requests of such Regulatory Authority and will follow up promptly on actions required by such Regulatory Authority without Novo Nordisk incurring additional cost to the extent solely related to an issue with respect to the Pacira manufacturing facility or process. Pacira shall inform Novo Nordisk promptly in writing if any Regulatory Authority contacts Pacira with respect to such matters to the extent concerning the Licensed Product. Pacira shall in all cases provide to Novo Nordisk copies of all correspondence concerning the Licensed Product with such Regulatory Authority. Each Party shall provide assistance when reasonably requested by the other Party for inspections by a Regulatory Authority relating to Licensed Product. If a regulatory inspection is taking place at Novo Nordisk, Pacira shall, upon Novo Nordisk’s request and at Novo Nordisk’s cost, provide Novo Nordisk with copies of original records kept by Pacira required for such inspection within the time frame required for such inspections.

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8.5	Records Pertaining to Sales or Other Disposition of Licensed Product. Each Party shall keep complete, true and accurate books and records relating to development or manufacturing activities conducted by either Party under this Agreement for the period required by applicable laws. In addition, Novo Nordisk shall keep (and cause its Affiliates and sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Pacira to confirm the accuracy of royalties and sales milestones due hereunder, for at least [**] years following the calendar quarter to which the information relates.

8.6	Audit Rights Pertaining to Sales or Other Disposition of Licensed Product. During the Term and for [**] years thereafter, Pacira shall have the right to appoint from time to time an accountant from an independent well-reputable accounting firm (“Auditor”) acceptable to Novo Nordisk to audit the relevant Net Sales records of Novo Nordisk and its Affiliates and sublicensees (as applicable) to verify the accuracy of the relevant Net Sales report and royalties and sales milestones payable, by inspection of relevant books of accounts and records, subject to the following terms:

(a) prior to inspecting any accounts and records, the Auditor must enter into a confidentiality agreement with Novo Nordisk (or its Affiliate or sublicensee, as applicable) that is reasonably satisfactory to Novo Nordisk (or its Affiliate or sublicensee, as applicable).

(b) Novo Nordisk and its Affiliates shall (and shall cause its sublicensees to) make their books and records available for inspection by the Auditor solely to verify the accuracy of its Net Sales report and royalties and sales milestones payable.

(c) Pacira shall give at least thirty (30) days prior notice to Novo Nordisk of when its Auditor shall visit Novo Nordisk and its Affiliates or sublicensees.

(d) Novo Nordisk and its Affiliates shall (and shall cause its sublicensees to) give access to the Auditor to the relevant books and records during regular business hours at the place or places where the books and records are usually kept. While inspecting such accounts and records, the Auditor must abide by all of Novo Nordisk’s (or its Affiliate’s or sublicensee’s) standard rules and regulations and the Auditor will not be entitled to take copies of any such accounts and records.

(e) The Auditor shall prepare and deliver to each Party a report setting out its findings no later than thirty (30) days after the audit has been completed.

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(f) Any report by an Auditor under this Section 8.6 shall be deemed Confidential Information of Novo Nordisk and Pacira shall keep confidential, in accordance with Section 12, the report received from the Auditor and any other information received or learnt in connection with the audit.

(g) Pacira’s audit right under this Section 8.6 may not be exercised more than once in a calendar year and once a particular calendar year is audited, it may not be reaudited (unless the original audit reflected any underpayment by Novo Nordisk of more than [**] percent ([**]%), in which event such records may be reaudited).

(h) Pacira shall bear the audit costs, except where the audit shows that Novo Nordisk has underpaid Pacira by more than [**] percent ([**]%) of the total amount due for a calendar year, in which case Novo Nordisk shall pay for Pacira’s reasonable and documentable audit costs. Pacira shall indemnify and hold Novo Nordisk harmless from any losses resulting from any negligence or any other act or omission on the part of the Auditor’s inspecting and auditing records and accounts under this Section 8.6.

(i) Where there has been an underpayment, Novo Nordisk shall pay to Pacira the underpayment with [**]% interest (together with reasonable and documentable audit costs if applicable) due within [**] days of its receipt of the Auditor’s report. In the case of overpayment by Novo Nordisk, Novo Nordisk may, at its option, offset any future royalty payments payable to Pacira by the amount of overpayment, or it may request reimbursement from Pacira within [**] days of its receipt of the Auditor’s report.

(j) Upon the expiration of [**] years following the end of any calendar quarter, the report or calculation of any royalties or sales milestone sums payable under this Agreement by Novo Nordisk with respect to such calendar quarter will be binding and conclusive upon Pacira, and Novo Nordisk will be released from any liability or accountability with respect to such report or calculation and any payments made thereto.

8.7	Pacira Change of Control. Upon the occurrence of a Pacira Change of Control following the Completion of the Technology Transfer, Novo Nordisk may, [**] reporting obligations of Novo Nordisk to Pacira other than those in respect of [**].

9.	Intellectual Property

9.1	Ownership of Intellectual Property.

(a) Novo Background Intellectual Property shall remain the property of Novo Nordisk. Pacira Background Intellectual Property shall remain the property of Pacira. Novo Nordisk shall own exclusively Novo Nordisk Foreground Intellectual Property. Pacira shall own exclusively Pacira Foreground Intellectual Property.

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(b) Each Party agrees to, and shall cause any employees, agents or consultants of that Party and its Affiliates to, execute formal assignments and any such instruments prepared by the other Party which such other Party deems necessary to vest its ownership of its Foreground Intellectual Property (ie., Pacira Foreground Intellectual Property if such other Party is Pacira, or Novo Foreground Intellectual Property if such other Party is Novo).

9.2	[**] under the Feasibility Agreement. Pacira hereby assigns to Novo Nordisk [**]. Pacira shall, and shall cause any employees, agents or consultants of Pacira and its Affiliates to, execute formal assignments and any such instruments prepared by Novo Nordisk, which Novo Nordisk deems necessary to vest Novo Nordisk’s sole ownership of such [**]. Pacira shall have no rights to make commercial application or otherwise exploit the [**], except as otherwise set forth in Section [**].

9.3	Prosecution of Licensed Patents. Subject to the provisions of this Section 9.3, Pacira, at its sole discretion and expense, will prosecute and determine the strategy of prosecution of the Licensed Patents.

(a) Pacira shall, at least [**] in each calendar year and at minimum intervals of [**] months, during the Term provide Novo Nordisk with a list of Licensed Patents providing relevant filing, priority, and status information, beginning on the date that is [**] calendar months following the Effective Date.

(b) Pacira shall provide Novo Nordisk with timely notification regarding any information it discovers during the Term that may be reasonably considered to adversely impact the validity, enforceability, scope or term of any Licensed Patent.

(c) If requested by Novo Nordisk, Pacira shall timely provide Novo Nordisk with copies of all material correspondence from any Patent Authority regarding Licensed Patents.

(d) If requested by Novo Nordisk, Pacira shall provide Novo Nordisk with a copy of any proposed filing with any Patent Authority in connection with proceedings before any Patent Authority in the Licensed Patents and shall provide to Novo Nordisk a reasonable opportunity (at least [**] calendar days) to comment on any such proposed filing with respect to such Licensed Patents, which comments Pacira shall consider in good faith.

(e) If Pacira elects to discontinue prosecution or maintenance of any Licensed Patent, Pacira shall so advise Novo Nordisk in writing at least [**] calendar days in advance of such discontinuance and, if requested by Novo Nordisk, shall discuss with Novo Nordisk Pacira’s reasons for such discontinuance. If requested

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by Novo Nordisk and at Novo Nordisk’s cost, Pacira will take action to prevent such abandonment of such Licensed Patent, unless Pacira has a material business or legal reason for not taking such action. Novo Nordisk shall be entitled to deduct half of the costs to continue such prosecution or maintenance from royalty payments due to Pacira, which deduction shall not exceed [**]% of royalties otherwise payable for such calendar quarter. For purposes of clarity, as between Pacira and Novo Nordisk, Pacira shall retain ownership of the Licensed Patents.

(f) Notwithstanding anything in this Section 9.3 to the contrary, Novo Nordisk acknowledges and agrees that any rights of Pacira to prosecute or maintain, or to allow Novo Nordisk to comment on any proposed filing with respect to, the Licensed Patents hereunder shall be subject to the rights of, and obligations to, the Third Party Licensor under the Existing Third Party License.

9.4	Prosecution of Formulation Intellectual Property and Joint Technology.

(a) If Pacira or Novo Nordisk reasonably believe, based on written invention disclosures, that an invention may be patentable and would be considered Formulation Intellectual Property or Joint Technology under this Agreement, then such Party shall promptly notify the other Party and the JPC in writing within [**] days. Novo Nordisk shall have [**] days after receipt of such notice or providing such notice to elect whether to file a patent application for such invention. If Novo Nordisk elects to not file a patent application or to discontinue prosecution of an already filed patent application, or to discontinue payment of maintenance fees for any patents, under any Formulation Intellectual Property or Joint Technology, Novo Nordisk shall so advise Pacira promptly in writing.

(b) If Novo Nordisk elects to file a patent application on Formulation Intellectual Property or Joint Technology, Novo Nordisk shall have the right to decide when to file the priority application on such Formulation Intellectual Property or Joint Technology provided that Novo Nordisk may not delay the filing of the priority application on such Formulation Intellectual Property or Joint Technology more than [**] following the date of notification of the application invention under Section 9.4(a). If Novo Nordisk decides to delay the filing of the priority application as set forth in the preceding sentence, Novo Nordisk shall provide the rationale for any delay in filing at the next JPC meeting. If requested by Pacira, Novo Nordisk shall provide Pacira with a copy of any proposed filing with any Patent Authority in connection with proceedings before any Patent Authority in the Formulation Intellectual Property or Joint Technology, as applicable, and shall provide to Pacira a reasonable opportunity (at least [**] calendar days) to comment on any such proposed filing with respect to such Formulation Intellectual Property and Joint Technology, which comments Novo Nordisk shall consider in good faith.

(c) If Novo Nordisk elects to not file a patent application for any invention within Formulation Intellectual Property or Joint Technology within the [**] day

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period after date of notification of such invention under Section 9.4(a) (or, if Novo Nordisk elects to file, but does not file the priority application on such Formulation Intellectual Property or Joint Technology within [**] following the date of notification of the applicable invention under Section 9.4(a)) or to discontinue prosecution of an already filed patent application or to discontinue payment of maintenance fees for any patents under any Formulation Intellectual Property or Joint Technology, Pacira shall have the right, but not the obligation, to file or continue prosecution or maintenance of the Formulation Intellectual Property or Joint Technology. If Pacira elects to file or continue prosecution or maintenance of any Formulation Intellectual Property or Joint Technology, then Pacira shall advise Novo Nordisk in writing of its intention to do so promptly (i.e., within [**] calendar days of receipt of Novo Nordisk notice under Section 9.4(a), if applicable) and Pacira shall assume, at Pacira’s costs, prosecution of such Formulation Intellectual Property or Joint Technology. Novo Nordisk shall provide Pacira with all assistance reasonably necessary to facilitate filing, prosecution, or maintenance of such Formulation Intellectual Property or Joint Technology. In the event Pacira assumes prosecution of such Formulation Intellectual Property or Joint Technology, Pacira shall i) timely provide Novo Nordisk with copies of all correspondence from any Patent Authority regarding such Formulation Intellectual Property or Joint Technology and ii) provide Novo Nordisk with a copy of any proposed filing with any Patent Authority regarding such Formulation Intellectual Property or Joint Technology and with respect to ii) shall provide to Novo Nordisk a reasonable opportunity (at least [**] calendar days) to comment on and approve any such proposed filing, such approval not to be unreasonably withheld and which approval shall be deemed given if Novo Nordisk does not provide any comments within such [**] day period.

(d) If Novo Nordisk elects to file an application on an invention within Formulation Intellectual Property or Joint Technology and, after [**] years from the date of notice of such invention under Section 9.4(a), a patent has not been granted to such application, by either the European Patent Office or the United States Patent and Trademark Office, then Pacira shall have the right, but not the obligation, to continue such prosecution of the Formulation Intellectual Property or Joint Technology. If Pacira elects to continue prosecution of any Formulation Intellectual Property or Joint Technology, then Pacira shall advise Novo Nordisk of its intention to do so and Pacira shall assume, at Pacira’s costs, prosecution of such Formulation Intellectual Property or Joint Technology. Novo Nordisk shall provide Pacira with all assistance reasonably necessary to facilitate prosecution of such Formulation Intellectual Property or Joint Technology. In the event Pacira assumes prosecution of such Formulation Intellectual Property or Joint Technology, Pacira shall i) timely provide Novo Nordisk with copies of all correspondence from any Patent Authority regarding such Formulation Intellectual Property or Joint Technology and ii) provide Novo Nordisk with a copy of any proposed filing with any Patent Authority regarding such Formulation Intellectual Property or Joint Technology and with respect to ii) shall provide to Novo Nordisk a reasonable opportunity (at least [**] calendar days) to

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comment on and approve any such proposed filing, such approval not to be unreasonably withheld and which approval shall be deemed given if Novo Nordisk does not provide any comments within such [**] day period.

(e) If Pacira elects to continue prosecution or maintenance of any Formulation Intellectual Property or Joint Technology under Section 9.4(c) and Section 9.4(d), the Formulation Intellectual Property or Joint Technology shall continue to be solely owned by Novo Nordisk and will be considered Novo Nordisk Intellectual Property. Further, if Pacira elects to discontinue prosecution or maintenance of any Formulation Intellectual Property or Joint Technology it has assumed responsibility for under clauses 9.4(c) and 9.4(d) Pacira shall so advise Novo Nordisk in writing at least [**] calendar days in advance of such discontinuance. Novo Nordisk shall have the right, but not the obligation, to continue such prosecution or maintenance of the Licensed Patents. If Novo Nordisk elects to continue prosecution or maintenance of any Formulation Intellectual Property or Joint Technology then Pacira shall execute any documents and do such other acts as may be necessary in connection with the prosecution or maintenance of any such Formulation Intellectual Property or Joint Technology and provide Novo Nordisk with all other assistance reasonably necessary to facilitate prosecution, or maintenance of such Formulation Intellectual Property or Joint Technology.

9.5	Notice of Infringement; Enforcement of Pacira Intellectual Property.

(a) Each Party shall promptly report in writing to the other Party during the Term (i) any known or suspected infringement of, or unauthorized use of, or challenge to, any of the Pacira Intellectual Property or Novo Nordisk Intellectual Property, (ii) any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Patent Rights within Pacira Intellectual Property or Novo Nordisk Intellectual Property is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, offer for sale, or sale of a product by a Third Party, or (iii) without limiting the generality of Article 10, any claim by a Third Party that the development, manufacture or commercialization of the Licensed Product or the practice by either Party of the Pacira Intellectual Property or Novo Nordisk Intellectual Property in such activities infringes or misappropriates the intellectual property rights of that Third Party, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. For any of the disclosure or notification obligations of the Parties under this Section, it is understood that all information disclosed under such obligations is covered by the provisions of Section 12, and further that neither Party shall be required, by such obligations, to disclose legally privileged information or information in respect of which such Party is subject to confidentiality or other contractual obligations to Third Parties unless required to do so by operation of law.

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(b) After consultation by Pacira with Novo Nordisk, as between Pacira and Novo Nordisk, Pacira shall have the first right but not obligation to enforce and/or defend the Licensed Patents or Licensed Know-How. Within [**] days after receiving notice of an infringement or a lawsuit on the validity of a patent (or, in the case of a certification received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provision in a country in the Territory other than the United States, within [**] days) under Section 9.5(a), Pacira shall decide if it shall institute legal action to enforce and/or defend the Licensed Patents or Licensed Know-How and shall notify Novo Nordisk of its decision. If Pacira fails to institute legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How within the aforementioned [**] or [**] day period as appropriate, then Novo Nordisk shall have the right, but not the obligation, initiate and conduct such legal action. If Pacira does institute such legal action but desires at any point in such legal action to cease to continue with such action, then Pacira will provide a reasonable written notice to Novo Nordisk prior to discontinuing such action and Novo Nordisk shall then have the right, but not the obligation, to continue such legal action.

(c) In the event Novo Nordisk initiates and/or conducts any legal action to enforce and/or defend the Licensed Patent(s) or Licensed Know-How, Pacira shall provide Novo Nordisk with all reasonable assistance in such legal action. Pacira shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. If Pacira is required under any law to join any such legal action initiated by Novo Nordisk or if the failure of Pacira to be a Party to such suit, action, or proceeding would in the opinion of counsel to Novo Nordisk risk dismissal thereof, Pacira shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at Novo Nordisk’s request or permitting Novo Nordisk to initiate a legal action under this Section in the name of Pacira and Novo Nordisk), and Novo Nordisk shall reimburse Pacira for its reasonable expenses relating to its joining thereto and participation therein. If Pacira is required to be joined as a Party in any such action, then upon the request of Novo Nordisk, Pacira shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.

(d) The Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall conduct such legal action in a way that shall not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How. The Party enforcing and/or defending the Licensed Patents or Licensed Know-How may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 9.5(d) without the other Party’s prior consent; provided that (i) the other Party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment

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or other voluntary disposition and (ii) such settlement does not have a material adverse impact on the rights granted to Novo Nordisk under the license and on the Licensed Patents or Licensed Know-How or result in a payment or other liability by the other Party to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 9.5(d) by the Party enforcing and/or defending the Licensed Patents or Licensed Know-How shall require the prior written consent of the other Party, which consent such other Party shall not unreasonably withhold. With respect to any suit or action regarding Licensed Patents and/or Licensed Know-How as set forth in the above, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall (x) first be used to reimburse Novo Nordisk and Pacira, if any, for their reasonable costs and legal fees incurred in the conduct of such proceedings, (y) with respect to any suit or action regarding infringement of Licensed Patents and/or Licensed Know-How by a Third Party product that competes with the Licensed Product, any remaining amount shall be divided as follows: [**]% to the Party conducting the suit or action and [**]% to the other Party, and (z) in the case of any other suit or action, any remaining proceeds shall be retained [**].

(e) Pacira and Novo Nordisk agree that upon the written request of Novo Nordisk the Parties will in good faith initiate negotiations and use reasonable efforts to agree to and enter an amendment to this Agreement no later than ninety (90) calendar days after Pacira’s receipt of notice hereunder, incorporating contractual provisions adequately reflecting the Patient Protection and Affordable Care Act. In particular, the Parties will amend this Agreement in a manner reasonably intended to enable Novo Nordisk to respond in a satisfactory and timely manner to any biosimilar applications and patent proceedings of said Act under Subtitle A of Title VII Biologics Price Competition and Innovation relating to Licensed Product, including obligations on Pacira to cooperate and provide information as reasonably required by Novo Nordisk and at [**]; provided, however, that in no event shall any amendment include any amendment to the [**].

(f) Notwithstanding anything in this Section 9.5 to the contrary, Novo Nordisk acknowledges and agrees that any rights of Pacira or Novo Nordisk to enforce and/or defend the Licensed Patents hereunder shall be subject to the rights of, and obligations to, the Third Party Licensor under the Existing Third Party License.

9.6	Enforcement of Novo Nordisk Intellectual Property.

(a) Subject to Section 9.5(a), Novo Nordisk shall have the sole right to enforce Novo Nordisk Intellectual Property at its own instigation and expense. If requested to do so by Novo Nordisk, Pacira shall reasonably cooperate with Novo Nordisk to enforce such rights in relation to the Licensed Product, provided that Pacira is reimbursed for FTE Costs and Out-of-Pocket Costs incurred in providing

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such cooperation. Pacira shall be kept reasonably advised at all times of such suit or proceedings brought by Novo Nordisk with respect to Formulation Intellectual Property and/or Joint Technology.

(b) For Formulation Intellectual Property and/or Joint Technology, Novo Nordisk may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 9.6 without Pacira’s prior consent; provided that (i) Pacira receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition, and (ii) such settlement does not result in a payment or other liability by Pacira to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 9.6(b) by Novo Nordisk shall require the prior written consent of Pacira, which consent Pacira shall not unreasonably withhold.

(c) Any recovery obtained as a result of any such proceeding in Section 9.6(b), by settlement or otherwise, shall first be used to reimburse Novo Nordisk and Pacira, if any, for their reasonable costs and legal fees incurred in the conduct of such proceedings and any remaining proceeds shall be allocated as follows: (i) in the case of any proceeding with respect to infringement of Formulation Intellectual Property or Joint Technology by a Third Party product that competes with the Licensed Product, any remaining proceeds shall be [**], and (ii) in the case of any other proceeding, any remaining proceeds shall be [**].

9.7	Trademarks.

(a) Novo Nordisk shall have the sole right and responsibility for developing trademarks and trade dress in connection with the marketing, sale, advertising and/or promotion of the Licensed Product in the Territory, and Novo Nordisk shall own such trademark(s) and trade dress, and all associated goodwill, and shall prosecute, maintain and enforce such trademarks and trade dress at its own cost and discretion. Notwithstanding the foregoing, Pacira shall promptly notify Novo Nordisk of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to such trademarks and trade dress, and shall cooperate with Novo Nordisk and use reasonable efforts to assist Novo Nordisk in the protection of such trademarks and trade dress, if such additional cooperation or assistance is reasonably requested by Novo Nordisk and at Novo Nordisk’s cost.

(b) If Novo Nordisk decides, in its sole discretion and to the extent permitted by law, to include any reference to Pacira and/or DepoFoam® on packaging and labeling or promotional materials for Licensed Product, then the Parties shall mutually agree on the appropriate presentation of such DepoFoam® trademark and/or Pacira corporate logo, brand or mark (“Pacira Marks”) for such packaging and labeling and promotional materials for Licensed Product. Novo

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Nordisk shall have the foregoing right to use such Pacira Marks with respect to Licensed Product, subject to compliance with Pacira’s standard quality monitoring guidelines (which shall be provided to Novo Nordisk prior to any such use by Novo Nordisk) and Novo Nordisk’s notification to Pacira of any intended use of such Pacira Marks, including the provision of samples of such use. For purposes of clarity, Pacira shall retain ownership of the Pacira Marks and all associated goodwill.

9.8	Inventorship. Notwithstanding anything to the contrary herein, inventorship shall be determined in accordance with U.S. law.

9.9	Patent Term Extension.

(a) Novo Nordisk shall inform the JPC in writing (“Novo Nordisk notification”) of which, if any, of the patents within Pacira Intellectual Property and Novo Nordisk Intellectual Party, Novo Nordisk wishes to obtain an extension of the term of a Patent Right for Licensed Product on (including patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland) (collectively “Extensions”) and the JPC shall seek to reach agreement on which patent to seek an Extension on with respect to the Licensed Product within twenty (20) days of the Novo Nordisk notification. If the JPC cannot reach mutual agreement within 20 days on which of the patents within Pacira Intellectual Property and Novo Nordisk Intellectual Property to obtain an Extension on with respect to the Licensed Product, then the CSO of Novo Nordisk shall make such decision, subject to Pacira’s prior approval of any decision to obtain any Extension of Pacira Intellectual Property (which approval shall not be unreasonably withheld).

(b) Notwithstanding Section 9.3 and Section 9.4, subject to clause (a) above, any patent term extension application relating to Formulation Intellectual Property or Joint Technology shall be prepared, filed and prosecuted by Novo Nordisk.

(c) Each Party shall advise the other Party in writing within five (5) business days of receipt by such Party of any communications from any Regulatory Authority that may be reasonably considered pertinent to an Extension of the term of a Patent Right for Licensed Product.

(d) Subject to clause (a) above, Novo Nordisk shall have the right, at its sole discretion, to request that Pacira seek where appropriate and available, an Extension of the term of any Licensed Patent for the Licensed Product, in which event Pacira shall seek such Extension; provided, however, that Pacira, in its sole discretion, shall have the right to seek to extend any Licensed Patent relating to products other than the Licensed Product. Novo Nordisk shall inform Pacira in writing of its election of which patent Novo Nordisk will apply (or request Pacira to apply, as set forth above) for patent term restoration on in a given country based on Regulatory Approval of Licensed Product at least 30 days prior to applying for such restoration with the Patent Authority in that country.

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(e) Pacira covenants and agrees to not seek an extension of the term of any Licensed Patents based on Regulatory Approval of Licensed Product without Novo Nordisk’s prior written consent.

10.	Indemnification

10.1	Indemnification by Novo Nordisk. Novo Nordisk agrees to indemnify, defend and hold harmless Pacira and its Affiliates against any and all claims, costs, expenses, damages and liabilities, including reasonable attorney’s fees (“Losses”), to which Pacira or its Affiliates may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a) arising out of the research, development, manufacture, use, import, export, sale, offer for sale, and any transfer of Licensed Product by Novo Nordisk, its Affiliates and/or sublicensees, or (b) alleging infringement of Third Party intellectual property rights by use of Novo Nordisk Intellectual Property in the research, development, manufacture, use, import, export, sale, offer for sale and/or any transfer of Licensed Product, except to the extent such Losses result from (i) the negligence or willful misconduct of Pacira; (ii) breach of this Agreement or the Quality Agreement by Pacira; (iii) any claim by a Third Party alleging that the grant of rights by Pacira to Novo Nordisk under this Agreement violates or conflicts with the terms of any license or other grant of rights by Pacira to such Third Party; or (iv) any claims by a Third Party alleging infringement of Third Party intellectual property rights by use of Pacira Intellectual Property in the research, development, manufacture, use, import, export, sale, offer for sale and/or any transfer of the Licensed Product as contemplated under this Agreement.

10.2	Indemnification by Pacira. Pacira shall indemnify, defend and hold harmless Novo Nordisk and its Affiliates from and against any and all Losses, to which Novo Nordisk or its Affiliates may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a) arising out of defects of the Licensed Product arising out of the formulation, scale-up, manufacturing, and manufacturing process technical transfer activities undertaken by Pacira under this Agreement and under the Quality Agreement or (b) alleging infringement of Third Party intellectual property rights by use of Pacira Intellectual Property in the research, development, manufacture, use, import, export, sale, offer for sale and/or any transfer of Licensed Product as contemplated under this Agreement, except to the extent such Losses result from (i) the negligence or willful misconduct of Novo Nordisk, (ii) breach of this Agreement or the Quality Agreement by Novo Nordisk or (iii) any claims by a Third Party alleging infringement of Third Party intellectual property rights by use of Novo Nordisk Intellectual Property in the research, development, manufacture, use, import, export, sale, offer for sale and/or any transfer of the Licensed Product.

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10.3	Conduct of Claims. The Party seeking an indemnity (the “First Party”) shall:

(i)	fully and promptly notify the other Party (the “Indemnifying Party”) of any claim or proceedings, or threatened claim or proceedings for which the First Party may assert indemnification from the Indemnifying Party pursuant to this Clause;

(ii)	the First Party will permit the Indemnifying Party and its insurer(s), at the Indemnifying Party’s expense, to take full control of such claim or proceedings, with counsel of the Indemnifying Party’s choice reasonably acceptable to the First Party, provided that the Indemnifying Party shall reasonably and regularly consult with the First Party in relation to the progress and status of such claim or proceedings, and the First Party may participate in the defense of such claim or proceeding using counsel of its own choice at the First Party’s expense;

(iii)	the First Party will reasonably co-operate with the Indemnifying Party in the investigation and defense of such claim or proceedings at the Indemnifying Party’s expense; and

(iv)	take reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

The Indemnifying Party may settle a claim or proceeding on terms which provide only for monetary relief and includes a general release of the First Party and do not include any admission of liability or impose any obligation on the First Party. Save as aforesaid, neither the Indemnifying Party nor the First Party shall acknowledge the validity of, compromise or otherwise settle any claim or proceeding without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed.

11.	Representations and Warranties

11.1	Mutual Representations, Warranties and Covenants. Each Party represents, warrants as of the Effective Date and, with respect to clauses (d) and (g) below, covenants to the other that:

(a) It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and legal right and authority to enter into this Agreement and to carry out the provisions hereof.

(b) It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

(c) This Agreement is legally binding upon it, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating

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to or affecting the enforcement of creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution, delivery and performance of this Agreement by it does not conflict with, or result in the breach of the terms of, any agreement, or instrument, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) It has not, and shall not during the Term, grant any right to any Third Party which would conflict in any material respect with the rights granted to the other Party hereunder.

(e) It is not engaged in any litigation or arbitration, or in any dispute reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or its ability to fulfill its obligations under this Agreement.

(f) no consent, approval, authorization or order of any court or governmental agency or governmental body or Third Party is required for execution and delivery by such Party of this Agreement.

(g) each employee, agent and consultant of such Party engaged in the performance of activities under this Agreement is, or shall be prior to the performance of any such activities under this Agreement, contractually bound to (i) assign to such Party all of its, his or her right, title and interest in and to any Intellectual Property arising from activities performed by such employee, agent or consultant under this Agreement, and (ii) comply with confidentiality and non-use obligations that are as restrictive as those set forth Article 12.

11.2	Pacira Representations and Warranties. Pacira represents and warrants to Novo Nordisk that as of the Effective Date (except as otherwise set forth on Exhibit D):

(a) the rights granted to Novo Nordisk and its Affiliates hereunder do not conflict with rights granted by Pacira to any Third Party;

(b) To Pacira’s knowledge, the use of Pacira Intellectual Property as contemplated under this Agreement does not infringe any issued patents of any Third Party;

(c) it Controls the Licensed Patents and Licensed Know-How in the Territory and (i) there are no agreements with, assignments by, restrictions, liens, or encumbrances on, disputes with, or proceedings or claims against, Pacira or its Affiliates relating to, affecting or limiting Pacira’s rights with respect to the Licensed Patents and Licensed Know-How (other than Licensed Patents licensed to Pacira under the Existing Third Party License), and (ii) to Pacira’s knowledge, there are no agreements with, assignments by, restrictions, liens, or encumbrances on, disputes with, or proceedings or claims against, the Third Party Licensor

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relating to, affecting or limiting Pacira’s rights with respect to the Licensed Patents licensed to Pacira under the Existing Third Party License, in the case of each of the foregoing clauses (i) and (ii), that would conflict with the rights granted to Novo Nordisk under this Agreement;

(d) Exhibit A identifies all of the pending patent applications and unexpired patents that are Licensed Patents owned by Pacira as of the Effective Date and, to Pacira’s knowledge, Exhibit A identifies all of the pending patent applications and unexpired patents that are Licensed Patents licensed to Pacira under the Existing Third Party License as of the Effective Date;

(e) each of the Issued Patent Claims included in the Licensed Patents is owned by Pacira and, to Pacira’s knowledge, each of the Issued Patent Claims included in the Licensed Patents licensed to Pacira under the Existing Third Party License has been duly maintained and, to Pacira’s knowledge, is valid and enforceable;

(f) none of the patents or patent applications owned by Pacira and set forth in Exhibit A is, and, to Pacira’s knowledge, none of the patents or patent applications licensed to Pacira under the Existing Third Party License and set forth in Exhibit A is, (i) subject to a pending interference action, opposition action, re-examination proceeding, litigation or other similar action by a Third Party challenging such patents or patent applications, other than actions by Patent Authorities in connection with the prosecution of patent applications, or (ii) has been abandoned, or has been asserted to be invalid or unenforceable in a communication to Pacira or is subject to any inventorship proceeding or dispute;

(g) to Pacira’s knowledge, except for the Licensed Patents, there are no Third Party patents and/or patent applications that claim DepoFoam; and

(h) it has informed Novo Nordisk of all material information it Controls, or has made available to Novo Nordisk during Novo Nordisk’s due diligence investigation all material information within its Control, in each case that may adversely affect the validity, scope, term or enforceability of any Issued Patent Claim included in the Licensed Patents.

11.3	Novo Nordisk Representations and Warranties. Novo Nordisk represents and warrants to Pacira that, as of the Effective Date:

(a) the rights granted to Pacira and its Affiliates hereunder do not conflict with rights granted by Novo Nordisk to any Third Party; and

(b) it Controls the Novo Nordisk Intellectual Property in the Territory.

11.4	Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE QUALITY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF

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ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant the successful development, manufacture or commercialization of the Licensed Product.

11.5	Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 12 (CONFIDENTIALITY) AND WITHOUT PREJUDICE TO THE OBLIGATION OF EITHER PARTY TO INDEMNIFY THE OTHER IN RESPECT OF CLAIMS BY A THIRD PARTY UNDER SECTION 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER THAT THIS SECTION 11.5 SHALL NOT BE CONSTRUED TO LIMIT DAMAGES AWARDED SPECIFICALLY IN RESPECT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILFULLY WRONGFUL CONDUCT.

12.	Confidentiality

12.1	Use and Disclosure of Proprietary Information.

(a) Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees to hold, and will cause their respective officers, directors, employees, agents, attorneys, accountants, consultants, advisors and agents (“Representatives”) to hold, including any of the aforementioned employed by a Party’s Affiliates, in confidence, and not disclose to any person, and shall not, and will cause its Representatives to not, use for any purpose other than as expressly provided for in this Agreement, any Confidential Information furnished to it by the other Party pursuant to this Agreement or any Confidential Information of the other Party developed as part of the activities hereunder. Each Party may use such Confidential Information only to the extent required for the purposes of this Agreement. Each Party shall disclose Confidential Information of the other Party only to its Representatives (i) who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement, (ii) who are informed of the confidential nature of the Confidential Information, and (iii) who agree in writing (enforceable by the other Party) to comply with the terms of this Agreement as if a party hereto or are otherwise bound by obligations of confidentiality and non-use of Confidential Information at least as stringent as those set forth in this Agreement. Each Party shall adopt and maintain programs and procedures that are reasonably calculated to protect the confidentiality of Confidential Information and shall be responsible to the other Party for any disclosure or

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misuse of Confidential Information that results from a failure to comply with the terms of this Article 12 by such Party or such Party’s Representatives. Such programs and procedures shall include those set forth below in Section 12.1(b) and Section 12.1(c) below. Each Party shall promptly report to the other Party any actual or suspected violation of the terms of this Article 12 and shall take all reasonable further steps requested by the other Party to prevent, control or remedy any such violation. A breach of this Article 12 by a Party’s Representatives shall be considered a breach by the Party itself.

(b) Novo Nordisk acknowledges that it may receive Manufacturing Information under this Agreement. Pacira will clearly mark Manufacturing Information as “Confidential” on each page of such document containing Manufacturing Information. Novo Nordisk agrees that it will limit access to Manufacturing Information to those who have a need to know. Novo Nordisk will provide Pacira with a list of the Novo Nordisk employees who receive the Manufacturing Information. Novo Nordisk will update the list every [**] from the date of first receipt of Manufacturing Information for the duration of this Agreement. Novo Nordisk agrees to store documents containing Manufacturing Information [**]. Novo Nordisk will make [**] containing Manufacturing Information.

(c) In the event that Novo Nordisk manufactures the Licensed Product for clinical trials and for commercial purposes, Novo Nordisk agrees that access to the manufacturing area for the Licensed Product (“Area”) shall [**]. Novo Nordisk will also use Commercially Reasonable Efforts to ensure that [**].

(d) Should Novo Nordisk use a Third Party to manufacture the Licensed Product, Novo Nordisk shall secure the same duties and obligations from the Third Party as set forth in this Section 12.1 for Novo Nordisk. In addition, Novo Nordisk shall bind consultants who have contact with Manufacturing Information and the Area with the same terms.

12.2	Limitations on Obligations. The obligations of each Party specified in this Article 12 shall not apply, and such Party shall have no further obligations, with respect to any Confidential Information of the other Party that the receiving Party can prove by competent written evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its Affiliates, generally known or available to the public;

(b) is known by the receiving Party or its Affiliates at the time of receiving such information otherwise than as a result of the receiving Party’s or its Affiliates’ breach of any legal obligation, as evidenced by its or its Affiliates’ records;

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(c) becomes known to the receiving Party or its Affiliates through disclosure, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing Party or its Affiliates; or

(d) is independently developed by a Party without the aid, reference to, reliance upon or use of the Confidential Information of the disclosing Party, as evidenced by such Party’s written records; or

(e) is the subject of a written permission to disclose provided by the disclosing Party.

12.3	Exceptions. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

(a) filing or prosecuting patents as permitted by this Agreement in order to obtain Patent Rights that a Party is expressly permitted to obtain under this Agreement;

(b) regulatory filings for Licensed Product as permitted by this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement; and

(d) complying with applicable court orders (or complying with oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or governmental regulations or law, including the rules of the U.S. Securities and Exchange Commission and any stock exchange;

provided that, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.3(c) or (d), it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure request or requirement so that the other Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Party that is required to make the disclosure shall reasonably cooperate with the other Party (at such other Party’s sole cost and expense) to obtain such a protective order or other remedy. If such order or other remedy is not obtained, or the other Party waives compliance with the provisions of this Agreement, then such Party shall only disclose that portion of the Confidential Information which it is advised by counsel that it is legally required to so disclose and shall use reasonable efforts to obtain reliable assurance (at the other Party’s sole cost and expense) that confidential treatment will be accorded the Confidential Information so disclosed. Without limiting the generality of the foregoing, the Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by either Party with the U.S. Securities and Exchange Commission or foreign counterpart or as otherwise required by law.

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12.4	Publications. If Novo Nordisk proposes to publish or present on any results or data related to the manufacture or use of DepoFoam (excluding publications or presentations which include only a standard source reference to DepoFoam, consistent with scientific journal publication practices), Pacira shall have the right to review and comment on any material proposed for such publication or presentation by Novo Nordisk, such as by oral presentation at scientific conferences or seminars, scientific journal manuscripts or abstracts. Before any such material is submitted for publication or presentation, Novo Nordisk shall deliver a complete copy of such material to Pacira at least [**] days prior to the proposed submission for publication or presentation, and Pacira shall use reasonable efforts to give its comments to Novo Nordisk within [**] days following delivery of such material. With respect to oral presentation materials and abstracts, Pacira shall use reasonable efforts to expedite review of such material and to provide comments (if any) to Novo Nordisk within [**] days following the date of delivery of such material to Pacira. Novo Nordisk shall (a) give due consideration to any editorial comments of Pacira, (b) comply with Pacira’s request to delete references to Pacira’s Confidential Information in any such material, and (c) delay any submission for publication or presentation for a period of up to an additional [**] days for the purpose of preparing and filing appropriate patent applications in accordance with the terms of Article 9 hereof.

12.5	Announcements. Except as expressly permitted in this Agreement, neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter, nor use the name of the other Party in any publicity, advertising or announcement, without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of counsel to the Party proposing to make such disclosure, required by law or the rules or regulations of the U.S. Securities and Exchange Commission or of a stock exchange on which the securities of such Party are listed, provided that such disclosure is subject to the proviso in Section 12.3 to the extent practicable. Notwithstanding anything to the contrary contained in this Agreement, each Party may disclose the terms of this Agreement (but not other Confidential Information received from the other Party) to (i) actual or potential lenders or investors of such Party, (ii) actual or potential acquirors of such Party, (iii) in the case of Pacira, subject to redaction of financial terms, references to [**] (which redactions shall be mutually agreed by the Parties in advance, such agreement not to be unreasonably withheld by either Party), to actual or potential strategic partners of Pacira that are a licensee of Licensed Patents or a sublicensee of Formulation Intellectual Property or Joint Technology in accordance with Section 2.3(b), and (iv) its legal, accounting and tax advisors, in each case who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 12.

12.6	Securities Laws. Each Party hereby acknowledges that it is aware, and that such Party shall advise its Representatives who are informed of the matters which are

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the subject of this Agreement, that the United States securities laws place certain restrictions on any person who has material, non-public information concerning the issuer with respect to purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

12.7

Term of Confidentiality. The confidentiality and non-use obligations imposed on each Party under this Article 12 shall continue with respect to a particular item of Confidential Information of the other Party until the later of (a) [**] years after expiration of this Agreement, or (b) the [**] anniversary of the disclosure of such Confidential Information to such Party pursuant to this Agreement; provided, however, that the confidentiality and non-use obligations imposed by this Agreement with respect to [**] or any Manufacturing Information shall continue in perpetuity.

13.	Term and Termination

13.1	Term. The term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, upon the date of expiration of all payment obligations under Sections 3 and 4 of this Agreement with respect to the Licensed Product in such country. Upon such expiration (but not after early termination) Novo Nordisk shall then have a fully paid-up non-exclusive license under Pacira Intellectual Property for that Licensed Product in such country.

13.2	Termination by Novo Nordisk; Certain Effects of Such Termination.

(a) Until the date when the Technology Transfer is initiated, Novo Nordisk shall have the right to terminate this Agreement as a whole for convenience and without cause at any time upon sixty (60) days written notice to Pacira. Upon such notice, Pacira shall use reasonable efforts to terminate and/or reassign Pacira personnel working under the Work Plan and reduce costs incurred by Pacira under the Work Plan. Upon such termination, Novo Nordisk shall (i) compensate Pacira for all work performed by Pacira up to the date of termination, (ii) reimburse Pacira for all FTE Costs incurred by Pacira to the extent that [**]; and (iii) pay Pacira for any other costs reasonably incurred by Pacira in [**].

(b) Beginning on the date when the Technology Transfer is initiated, Novo Nordisk shall have the right to terminate this Agreement as a whole for convenience and without cause at any time upon sixty (60) days written notice to Pacira. Upon such notice, Pacira shall use reasonable efforts to terminate and/or reassign Pacira personnel working under the Work Plan and reduce costs incurred by Pacira under the Work Plan. Upon such termination, Novo Nordisk shall (i) compensate Pacira for all work performed by Pacira up to the date of termination,

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(ii) reimburse Pacira for all FTE Costs incurred by Pacira to the extent that Pacira is unable to terminate personnel or reassign personnel working under the Work Plan to other areas, and (iii) pay Pacira for any other costs reasonably incurred by Pacira in winding-down any activities under the Work Plan. In addition, unless such termination is due to (x) the receipt by Novo Nordisk of a non-approval letter from a Regulatory Authority or of a letter from any Regulatory Authority ordering or requiring that clinical trials of a Licensed Product be terminated or (y) a technical issue, such as feasibility, CMC, efficacy, safety, regulatory and/or toxicology, with respect to a Licensed Product which cannot be overcome and/or reduced by Novo Nordisk’s Commercially Reasonable Efforts, Novo Nordisk shall pay Pacira a fee for termination under this Section 13.2 (the “Termination Fee”) equal to [**] associated with [**] that, but for termination was [**]. If termination is due to one of the circumstances described under (x) or (y) above (or, for purposes of clarity, if Novo Nordisk terminates this Agreement as a result of Pacira’s material breach), Novo Nordisk shall have the right to terminate under this Section 13.2 without paying any Termination Fee. Further, the above Termination Fee shall not be due if Novo Nordisk terminates this Agreement under this Section 13.2 after Regulatory Approval of the Licensed Product has been obtained from the EMA or the FDA.

(c) After commercialization of the Licensed Product, Novo Nordisk shall have the right to terminate this Agreement as a whole, or on a country-by-country basis (provided that, if Novo Nordisk terminates this Agreement with respect to all of the Major Market Countries, then this Agreement shall terminate as a whole), for any reason or for no reason and at any time, upon ninety (90) days prior written notice to Pacira. If Novo Nordisk terminates this Agreement with respect to a particular country, then the licenses granted by Pacira to Novo Nordisk under Section 2.1 and by Novo Nordisk to Pacira under Section 2.3(a), if then in effect, shall automatically terminate with respect to such country and revert to Pacira or Novo Nordisk as applicable, and Novo Nordisk shall cease to have any right or license to develop, manufacture or commercialize such Licensed Product in such country/countries, but this Agreement shall otherwise remain in full force and effect in accordance with its terms.

13.3	Termination by Pacira.

(a) Pacira shall have the right to terminate this Agreement as a whole, upon written notice to Novo Nordisk, in the event that (i) Novo Nordisk decides to discontinue or terminate the development and commercialization of the Licensed Product as set forth in Section 2.8(a), or (ii) Regulatory Approval for the Licensed Product in all of the countries in the Territory have been withdrawn by Novo Nordisk or by the applicable Regulatory Authorities and the Licensed Product is removed from the entire market.

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(b) If Novo Nordisk or any of its Affiliates or sublicensees hereunder (i) initiates or requests an interference or opposition proceeding with respect to any Licensed Patent, or (ii) makes, files or maintains any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Licensed Patent, Pacira shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Novo Nordisk, provided Pacira has not asserted any Licensed Patent against Novo Nordisk. Any such termination shall become effective if Novo Nordisk or its Affiliate or sublicensee, as applicable, has not withdrawn such action before the end of the above notice period.

13.4	Termination for Material Breach. If a Party is in material breach of its obligations hereunder and the other Party provides written notice to the breaching Party specifying the nature of such breach, the breaching Party shall either cure such breach or produce a plan for such cure reasonably acceptable to the other Party within [**] calendar days after such written notice. If the breaching Party does not provide a plan for cure, or comply with a plan reasonably acceptable to the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement and/or any licenses granted hereunder, including the right to terminate this Agreement on a country-by-country basis and/or license-by-license basis, by giving written notice of termination to the breaching Party. For purposes of clarity, if Novo Nordisk terminates this Agreement for material breach by Pacira, then Novo Nordisk shall only owe compensation to Pacira for work performed and costs incurred to the date of such termination.

13.5	Termination for Insolvency Event. If a Party becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business occur (any of the preceding events, an “Insolvency Event”), then such Party shall promptly notify the other Party in writing that such event has occurred. If any Insolvency Event is not cured within ninety (90) calendar days after such Insolvency Event, the other Party shall have the right to terminate this Agreement and/or any licenses granted hereunder, including the right to terminate this Agreement on a country-by-country basis and/or Licensed Product by Licensed Product basis, by giving written notice of termination to the other Party.

13.6	Effect of Termination.

(a) Upon termination of this Agreement by Novo Nordisk for material breach by Pacira pursuant to Section 13.4:

(i) the license granted by Novo Nordisk under Section 2.3 shall automatically terminate and revert to Novo Nordisk; provided that any sublicense to Formulation Intellectual Property and Joint Technology granted by Pacira to Third Parties prior to such termination pursuant to Section 2.3(b) shall survive as a direct license between the applicable

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Third Party and Novo Nordisk only to the extent Pacira has notified Novo Nordisk of such sublicense and thereafter Novo Nordisk has the right to terminate such license as required under the last sentence of Section 2.3(b);

(ii) the licenses granted by Pacira to Novo Nordisk under Section 2.1 shall remain in effect with respect to Pacira Intellectual Property used in the development, manufacture or commercialization of the Licensed Product as of the effective date of termination and subject to compliance by Novo Nordisk with all applicable payment obligations under this Agreement; and

(iii) the Quality Agreement shall automatically terminate.

(b) Upon termination of this Agreement by Novo Nordisk pursuant to Section 13.2, or termination of this Agreement by Pacira under Section 13.3 or for material breach by Novo Nordisk pursuant to Section 13.4:

(i) the licenses granted by Pacira under Section 2.1 shall automatically terminate and revert to Pacira;

(ii) Novo Nordisk shall transfer to Pacira as soon as reasonably practicable all information (A) developed by Novo Nordisk during the Term that is Pacira Foreground Intellectual Property, and/or (B) received by Novo Nordisk during the Technology Transfer process described in Article 4, including any and all Manufacturing Information;

(iii) Pacira shall use reasonable efforts to terminate and/or reassign Pacira personnel working under the Work Plan and reduce costs incurred by Pacira under the Work Plan. Upon such termination, Novo Nordisk shall (i) compensate Pacira for all work performed by Pacira up to the date of termination, (ii) reimburse Pacira for all FTE Costs incurred by Pacira to the extent that [**], and (iii) pay Pacira for any other costs reasonably incurred by Pacira in [**]; and

(iv) the Quality Agreement shall automatically terminate.

(c) Except as otherwise specifically set forth in this Agreement, all rights and obligations of the Parties shall terminate upon the expiration or termination of this Agreement, provided, however, that expiration or termination of this Agreement shall not relieve the Parties of any rights or obligations accruing prior to such expiration or termination.

(d) Within [**] days following the expiration or termination of this Agreement, except to the extent and for so long as Novo Nordisk retains license rights under

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Section 13.6(a), upon the written request of the other Party, promptly return to the other Party all Confidential Information of the other Party (and all copies and reproductions thereof). In addition, each Party shall destroy (a) that portion of any notes, reports or other documents prepared by such Party which contain Confidential Information of the other Party, and (b) any Confidential Information of the other Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the other Party. Alternatively, upon written request of the other Party, each Party shall promptly destroy all Confidential Information of the other Party (and all copies and reproduction thereof) and that portion of any notes, reports or other documents prepared by such Party which contain Confidential Information of the other Party. Notwithstanding the foregoing, each Party and its Representatives (i) may retain solely for compliance purposes copies of the Confidential Information of the other Party in order comply with law or regulation, and (ii) need not destroy electronic archives and backups made in the ordinary course of business where it would be commercially impracticable to do so. Moreover, notwithstanding the return or destruction of the Confidential Information of the other Party, each Party and its Representatives shall continue to be bond by their obligations of confidentiality and other obligations hereunder.

13.7	Remedies. Expiration or termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or other remedies available at law that it may be entitled to upon such expiration or termination.

13.8

Rights in Bankruptcy. The occurrence of an Insolvency Event in respect of Pacira, will not, in itself, impact either Party’s license under this Agreement, nor adversely impact the right of Pacira to receive royalties or milestones. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code (the “Party subject to such proceeding”), the other Party (the “non-subject Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to the non-subject Party (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. In addition, in the event this Agreement is rejected by the trustee (or similar person) during a Pacira Insolvency Event, then the license granted by Novo Nordisk to Pacira under Section 2.3(a) shall

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automatically terminate. Novo Nordisk agrees that in consideration of the rights granted under the license set forth in Section 2.1 it will pay to Pacira all royalty and milestone payments which would have been payable under this Agreement by Novo Nordisk in respect of the exercise of its rights under the license granted in this Agreement. The provisions of this Section 13.8 are without prejudice to any rights that a Party may have arising under any applicable insolvency statute or other applicable law.

13.9.	Surviving Provisions. The provisions of Sections 2.3(b), 4.4 through 4.6 (to the extent that any amounts are due but unpaid hereunder), 8.1, 8.2, 8.5, 8.6, 9.1, 9.2, 9.4, 11.4, 11.5, 13.2 (as it relates to effects of termination only), 13.4 (last sentence only), 13.6 through 13.9, and Articles 3 (to the extent that any amounts are due but unpaid hereunder), 10, 12 and 14, shall survive the expiration or termination of this Agreement in accordance with their terms; provided that, without limiting the generality of Section 13.6(a) above, if Novo Nordisk terminates this Agreement under Section 13.4 for material breach, then Sections 2.1 (subject to Section 13.6(a)(ii) above), 2.7, 2.9, 3, 6.3 through 6.6, 9.3, 9.5, 9.6, 9.7 and 9.9 shall also survive.

14.	Miscellaneous Provisions

14.1	Dispute Resolution. Except for JSC disputes (which shall be resolved pursuant to Section 5.3), each Party shall have the right to refer a dispute, controversy or claim in connection with this Agreement including without limitation if related to compliance with the terms of the Agreement, or the validity, breach, termination or interpretation of the Agreement, to the senior management within each Party for resolution. The senior management shall have thirty (30) days in which to meet in good faith to resolve the dispute, controversy or claim. If the senior management of the Parties are unable to resolve the matter within [**] days, the dispute, controversy or claim, shall be submitted promptly to the Chief Executive Officer of Pacira or its delegate and either the Chief Science Officer or the Chief Operating Officer of Novo Nordisk or their delegate for resolution. If one Party does not comply with the above, or such senior officers are unable to resolve the dispute, controversy or claim within [**] days, the dispute, controversy or claim shall be resolved as set forth in Section 14.2.

14.2

Governing Law; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of New York, USA, without regard to its choice of law provisions. Except for JSC disputes (which shall be resolved pursuant to Section 5.3), any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby which cannot be resolved pursuant to Section 14.2, shall be brought in the Federal court sitting in Manhattan, New York, New York, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by

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law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES AGREE THAT THEIR DISPUTES SHALL BE RESOLVED BY A JUDGE AND EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, ASSERTED BY ONE PARTY AGAINST THE OTHER PARTY.

14.3	Equitable Relief. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy in a court of competent jurisdiction that may then be available.

14.4	Entire Agreement; Modification. This Agreement (including the Exhibits hereto) and (subject to finalization of terms pursuant to Section 4.8) the Quality Agreement constitute both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its respective terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Confidentiality Agreement, the Feasibility Agreement and the term sheet, dated [**], between the Parties. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. In the event of any inconsistency or conflict between the terms of this Agreement and the Quality Agreement, the terms of this Agreement shall govern. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing and signed by the Parties to this Agreement.

14.5	Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party; neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

14.6	Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

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14.7	Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that (a) either Party may assign this Agreement, and its rights and obligations hereunder, to an Affiliate, provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate; and (b) either Party may assign this Agreement, and its rights and obligations hereunder, to a Third Party in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sales of assets or otherwise, provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Third Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

14.8	No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

14.9	Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

14.10	Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by any method of mail (postage prepaid) requiring return receipt, (c) by overnight courier confirmed thereafter to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other, or (d) by sending it by facsimile to the facsimile number of the other Party as stated below. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (x) the date of actual receipt; (y) if mailed, five business days after the date of postmark; or (z) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Novo Nordisk, notices must be addressed to:

Novo Nordisk A/S

Novo Allé

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2880 Bagsvaerd

Denmark

Attn: Head of Business Development

With a copy to: Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd

Denmark

Attn: General Counsel

If to Pacira, notices must be addressed to:

Pacira Pharmaceuticals, Inc.

10450 Science Center Drive

San Diego, California 92121

U.S.A.

Attention: Chief Executive Officer

Facsimile: (858) 625-2439

With a copy to:

WilmerHale LLP

399 Park Avenue

New York, New York 10022

U.S.A.

Attention: Steven D. Singer, Esq.

Facsimile: (212) 230 8888

14.11	Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

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14.12	No Use of Names. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained.

14.13	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

Pacira Pharmaceuticals, Inc.

By:

/s/ David M. Stack
Name: David M. Stack
Title: President and Chief Executive Officer
Date: January 14, 2011

Novo Nordisk A/S

By:

/s/ Peter Kurtzhals
Name: Peter Kurtzhals
Title: Senior Vice President, Diabetes Research Unit
Date: 14-Jan, 2011

[Signature Page to Development and License Agreement]

Exhibit A

Licensed Patents

(as of the Effective Date)

COUNTRY	SERIAL#	PATENT#

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.

[**]

A-1

Exhibit B

Novo Nordisk Competitors

[**]

B-1

Exhibit C

Existing Third Party License

[**]

C-1

Exhibit D

Exceptions to Certain Representations and Warranties

Exception to Section 11.2(c):

Pursuant to a Loan and Security Agreement and an IP Security Agreement, each dated November 24, 2010, with Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P. (the “Borrowers”), a security interest is granted to the Borrowers in all of Pacira’s and its Affiliate’s personal property now owned or hereafter acquired, including, without limitation, all intellectual property.

D-1

Exhibit E

Novo Nordisk A/S’ Invoicing Instructions

In order to ensure timely settlement of invoices, you are kindly requested to observe the below guidelines when sending invoices or credit notes to Novo Nordisk.

All invoices should be sent to:

[**]

[**]

All invoices must include the following information:

[**]

E-1